UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant       ☑

Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

30 Corporate Drive, Suite 200
Burlington, MA 01803
(781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, April 30, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of CIRCOR International, Inc. (the "Company") will be held on Wednesday, April 30, 2014, at 9:00 AM local time, at the offices of the Company's subsidiary, Pibivesse Srl, located at Via Bergamina 24 in Nerviano (Milan), Italy, 20014. The Annual Meeting is being called for the purpose of considering and voting upon the following proposals:

1.
To elect two Class III directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2017 and until each such director's successor is duly elected and qualified or until his earlier resignation or removal;

2.	To ratify the selection by the Audit Committee of the Board of Directors of the Company of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2014;

3.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers;

4.	To approve the Company’s 2014 Stock Option and Incentive Plan including the performance compensation parameters set forth therein; and

5.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 14, 2014 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the "Notice") you received or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card in the enclosed envelope. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in the Company's Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by telephone or returned a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 30, 2014: Our Proxy Statement, a form of proxy and a letter to stockholders from our President and Chief Executive Officer and our Chief Financial Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, are available for viewing, printing and downloading at www.proxy.CIRCOR.com.

Directions to the Annual Meeting are included on the last page of the Company's Proxy Statement.

By Order of the Board of Directors

Alan J. Glass
Secretary

Burlington, Massachusetts
March 21, 2014

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UNTIL THE TIME SET FORTH IN THE COMPANY'S PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., the Company's proxy solicitor, at (800) 322-2885 or (212) 929-5500 or at proxy@mackenziepartners.com.

PROXY STATEMENT

30 Corporate Drive, Suite 200
Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, April 30, 2014

This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CIRCOR International, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 30, 2014, at 9:00 AM local time, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at the offices of the Company's subsidiary, Pibivesse Srl, located at Via Bergamina 24 in Nerviano (Milan), Italy, 20014.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.
To elect two Class III directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2017 and until each such director's successor is duly elected and qualified or until his earlier resignation or removal;

2.	To ratify the selection by the Audit Committee of the Board of Directors of the Company of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2014;

3.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers;

4.	To approve the Company’s 2014 Stock Option and Incentive Plan including the performance compensation parameters set forth therein; and

5.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

This Proxy Statement and the form of proxy were first made available to stockholders on or about March 21, 2014. The Board has fixed the close of business on March 14, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 17,643,499 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 70 stockholders of record. Each holder of our outstanding Common Stock as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For Proposal 1, the election of two Class III directors, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast. The approval of a majority of the votes cast is necessary to approve each of Proposal 2, the ratification of the selection of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2014 (the "Fiscal Year 2014"). Proposal 3, the consideration of an advisory resolution approving the compensation of the Company's Named Executive Officers, and Proposal 4, the approval of the Company’s 2014 Stock Option and Incentive Plan including the performance compensation parameters set forth therein.

Shares that reflect abstentions or "broker non-votes" (i.e. shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the directors (Proposal 1), votes may be cast "for" or "withheld" from the nominees. Votes cast "for" the nominees will count as "yes" votes; votes that are "withheld" from the nominees will not be voted with respect to the election of the nominees. With respect to Proposal 2, Proposal 3 and Proposal 4, votes may be cast "for," "against" or "abstain." In the case of Proposal 2, Proposal 3 and Proposal 4, abstentions are not considered votes cast on each such matter and will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. Proposal 1, Proposal 3 and Proposal 4 are each "non-discretionary" items and, therefore, brokers and nominees do not have discretionary voting power with respect to such matters. Broker non-votes will have no effect on Proposal 1, Proposal 3 and Proposal 4. With respect to Proposal 1, Proposal 3 and Proposal 4, if you do not instruct your broker how to vote with respect to these matters, your broker may not vote with respect to these items and those non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have again elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the "Notice") to certain of our stockholders (excluding those stockholders who previously have requested that they receive electronic or paper copies of our proxy materials). Stockholders have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet and request a printed copy of our proxy materials may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 30, 2014: This Proxy Statement, a form of proxy, a letter to stockholders from our President and Chief Executive Officer, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 ("Fiscal Year 2013"), are available for viewing, printing and downloading at www.proxy.CIRCOR.com.

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:

1.	Vote by internet by going to the web address www.voteproxy.com and following the instructions for internet voting on such website or on your Notice or proxy card;

2.	Vote by telephone by dialing 1-800-PROXIES (776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions; or

3.
Vote by proxy card if you received a paper copy of these materials by completing, signing, dating, and mailing your proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

In order to vote via the internet or by telephone, stockholders whose shares are registered in their name must have the stockholder identification number which is provided in the Notice.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Any properly completed proxy given by stockholders whose shares are registered in their name pursuant to this solicitation may be revoked by one of the following methods:

1.	Filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

2.	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

3.	Duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or

4.	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
To be effective, any written notice of revocation or subsequent proxy must be sent so as to be delivered to the Company's Secretary at the Company's corporate headquarters before the taking of the vote at the Annual Meeting.
Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the nominees for director listed in this Proxy Statement, "FOR" ratification of the selection of Grant Thornton LLP as the Company's independent auditors for Fiscal Year 2014, "FOR" approval of the resolution regarding compensation of the Company's Named Executive Officers and “FOR” approval of the Company’s 2014 Stock Option and Incentive Plan including the performance compensation parameters set forth therein . It is not anticipated that any other matters will be presented at the Annual Meeting. However, if other matters are duly presented, proxies will be voted in accordance with the discretion of the proxy holders.

Except where otherwise incorporated by reference, neither the Annual Report nor the letter from our President and Chief Executive Officer to our stockholders is a part of the proxy solicitation material.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 or at proxy@mackenziepartners.com.

CORPORATE GOVERNANCE

Independence of Directors

The Board, upon consideration of all relevant facts and circumstances and upon recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each director, other than our Chief Executive Officer Scott A. Buckhout, is independent of the Company. In evaluating the independence of each director, the Board applied the standards and guidelines set forth in the applicable SEC and New York Stock Exchange ("NYSE") regulations in determining that each director has no material relationship with the Company, directly or as a partner, stockholder, or affiliate of an organization that has a relationship with the Company. The bases for the Board's determination include, but are not limited to, the following:

•	No director other than Mr. Buckhout is an employee of the Company or its subsidiaries or affiliates.

•	No director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.

•	No director other than Mr. Buckhout receives, or in the past three years, has received, any compensation from the Company other than compensation for services as a director.

•	No director has a family member who has received any compensation during the past three years from the Company.

•	No director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with, a present or former internal or external auditor of the Company.

•	No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a director or a member of any director's immediate family.

•
No director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from, the Company in excess of the greater of $1 million or 2% of such organization's consolidated gross revenues in any fiscal year.

In making its determination, the Nominating and Corporate Governance Committee and the Board also considered the fact that one of our directors, David F. Dietz, is a partner of Goodwin Procter LLP ("Goodwin Procter"), a law firm that, upon the recommendation of the Company’s General Counsel and advance approval of the Board, provides legal services to the Company with respect to certain matters not involving Mr. Dietz. After considering the nature of the matters for which Goodwin Procter provides services, the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter's overall revenues (significantly less than one percent), as well as both the independent judgment that Mr. Dietz has exhibited during his fourteen and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not result in Mr. Dietz having a material relationship with the Company and does not compromise his independence.

Principles of Corporate Governance

The Nominating and Corporate Governance Committee of the Board has developed, and the full Board has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company's website at www.CIRCOR.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters.

Code of Conduct & Business Ethics / Compliance Training / Reporting of Concerns

The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct & Business Ethics (the "Code of Conduct"), which applies uniformly to all directors, executive officers, and employees. Among other things, the Code of Conduct addresses conflicts of interest, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable law (including insider trading and anti-bribery laws), and reporting of illegal or unethical behavior. The Code of Conduct is available on the Company's website at www.CIRCOR.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters.

In order to enhance understanding of and compliance with the Code of Conduct, the Company has undertaken a number of additional steps. Through a third-party provider, the Company maintains an on-line training program pursuant to which all officers and all employees with company-issued email accounts must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains the Company's HelpLine (the "HelpLine"), a toll-free telephone and web-based ("hotline") through which employees may report concerns confidentially and anonymously. The HelpLine facilitates the communication of ethical concerns and serves as the vehicle through which employees may communicate with the Audit Committee of the Board confidentially and anonymously regarding any accounting or auditing concerns.

Nomination of Directors/Director Attendance at Annual Meetings

General Criteria

The Nominating and Corporate Governance Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination. Accordingly, the Nominating and Corporate Governance Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. When assessing nominees to serve as director, the Nominating and Corporate Governance Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, manufacturing technology, international business, investment banking, business law, corporate governance, risk assessment, business strategy, organizational development, and investor relations. In addition, there are certain general attributes that the Nominating and Corporate Governance Committee believes all director candidates must possess, which include:

•	A commitment to ethics and integrity;

•	A commitment to personal and organizational accountability;

•	A history of achievement that reflects superior standards for themselves and others; and

•	A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.

As noted in the Principles of Corporate Governance, a majority of directors must be independent. The Nominating and Corporate Governance Committee, however, also believes that, absent special circumstances, all directors other than the Chief Executive Officer, if he or she is serving on the Board, should be independent. The Nominating and Corporate Governance Committee annually assesses the adequacy of the foregoing criteria for Board membership. We believe that, based on the background and experience of each director, as described below, the current Board reflects diversity in business and professional experience and skills.

As a matter of good corporate governance, the Company's Principles of Corporate Governance limit the number of public company directorships any director of the Company may hold to three, including that of the Company. We believe this policy assists the Board in continuing to focus on and carry out the Board activities of the Company efficiently.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider nominations submitted by stockholders, provided that such nominations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting.

Therefore, in order to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company's proxy statement for its annual meeting to be held in 2015, stockholder recommendations for director must be received by the Company's Secretary at the Company’s corporate headquarters prior to November 21, 2014. Any such notice also must include (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of the Company's Common Stock or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company's most recent proxy statement; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. Potential nominations that meet the criteria described above will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration by such committee. See “Submission of Stockholder Proposals for Annual Meeting in 2015” below in this Proxy Statement for further information regarding procedures that must be followed by stockholders in order to nominate candidates for director at the 2015 annual meeting.

Evaluation of Candidates

In evaluating candidates for director, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria set forth above, including the particular needs of and issues facing, or likely to face, the Company at the time of consideration of the individual. In addition, with regard to current directors, the Nominating and Corporate Governance Committee takes into consideration such individuals' performance as directors. The Nominating and Corporate Governance Committee intends to evaluate any stockholder candidates in the same manner as candidates from any other sources.

Director Attendance at Annual Meetings

To date, our Board has not adopted a formal policy regarding director attendance at annual meetings of our stockholders. However, the Board typically schedules a meeting of the Board either on or the day before the date of the annual meeting of stockholders, and our directors, therefore, are encouraged to (and typically do) attend the annual meeting. At our last annual meeting of stockholders, which was held on May 1, 2013, all of our directors at the time were in attendance. We anticipate that all of our directors will be in attendance at the April 30, 2014 Annual Meeting.

Our Board and Committee Structure

The Board

Our Board currently consists of seven members who are divided into three classes, with three directors in Class I, two directors in Class II, and two directors in Class III. Directors serve for staggered three-year terms, with one class of directors being elected by the Company's stockholders at each annual meeting. Our Board maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below sets forth the name, age, class, and committee membership for each of our directors as of March 17, 2014:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Non- Mgmt Directors
David F. Dietz (1)	64	I				•
Douglas M. Hayes	70	I		C	M	•
Norman E. Johnson	65	I		M	M	•
Jerome D. Brady	70	II	M		C	•
Peter M. Wilver	54	II	C			•
John (Andy) O'Donnell	65	III	M	M		•
Scott A. Buckhout	47	III

C	Chairman of Committee	Director Class Term Expires at Annual Meeting:	I = 2015
M	Committee Member		II = 2016
(1)	Chairman of the Board of Directors		III = 2014

Director Qualifications

The biographies of each of the nominees and continuing directors below contain, among other things, information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that, among other things, led the Nominating and Corporate Governance Committee and the Board to the conclusion that such individual should serve as a director for the Company.

Jerome D. Brady. Mr. Brady has served as a member of the Board since 2003. Prior to retiring in 2000, Mr. Brady served as the President and Chief Executive Officer of C&K Components, Inc., a manufacturer of electronic components located in Watertown, Massachusetts. He also previously served as Chairman, President and Chief Executive Officer of AM International, Inc., a global manufacturer of printing equipment, headquartered in Rosemont, Illinois. Mr. Brady is also a director and member of the audit committee of Franklin Electric Company, Inc. We believe Mr. Brady's qualifications to sit on our Board include his record of success in leadership positions in manufacturing companies having attributes similar to our Company, as well as his extensive experience in corporate acquisitions and international markets.

Scott A. Buckhout. Mr. Buckhout joined CIRCOR as President and Chief Executive Officer and was appointed to the Board in April 2013. Prior to joining CIRCOR, Mr. Buckhout served in a number of senior level positions at United Technologies Corporation (UTC) from 2007 to 2012, including President of UTC Fire & Security, President of Global Fire Products and President, Systems and Firefighting. Prior to UTC, Mr. Buckhout held a number of senior roles at Honeywell International Corporation in the Consumer Products and Friction Materials divisions. He spent five years in Europe for UTC and Honeywell, including as Vice President and General Manager, Consumer Products Group, Honeywell Europe, Middle East, Asia and Vice President and General Manager, Honeywell Friction Materials - Europe. He also previously worked in general management and strategy consulting roles at Booz Allen & Hamilton and The Boeing Company. We believe Mr. Buckhout’s qualifications to sit on our Board include his extensive experience in leading, improving the operational performance of, and profitably growing large, multi-national manufacturing businesses through both organic and acquisition related activities.

David F. Dietz. Mr. Dietz has served as a member of the Board since its inception in 1999. Mr. Dietz has been a partner of the law firm of Goodwin Procter since 1984. Mr. Dietz is also a director and Chairman of the Independent Directors and Compensation Committee of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company. We believe Mr. Dietz' qualifications to sit on our Board include his experience in corporate governance and legal matters, including corporate acquisitions and corporate finance.

Douglas M. Hayes. Mr. Hayes has served as a member of the Board since 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm and, from 1997 through 2001, he also served as Chairman of Compass Aerospace Corporation, an aerospace parts manufacturer. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes currently is a member of the board of directors of Reliance Steel and Aluminum Co. and, from 2004 through 2008, was a member of the board of directors of Sands Regent, Inc., at which time the company was sold. We believe Mr. Hayes' qualifications to sit on our Board include his record of success as an investment banker and as a partner of a major investment bank, as well as the related expertise he possesses in capital markets, corporate acquisitions, corporate finance and the energy and aerospace industries.

Norman E. Johnson. Mr. Johnson has served as a member of the Company’s Board of Directors since 2012. Mr. Johnson is the recently retired Executive Chairman and former President and Chief Executive Officer of CLARCOR, Inc., a publicly-traded global manufacturer of filtration products, services and systems. Prior to his retirement, he held multiple executive leadership positions within CLARCOR, including eleven years as Chairman, President and Chief Executive Officer and, prior to that, five years as President and Chief Operating Officer. Mr. Johnson also serves on the boards of directors of Cracker Barrel Old Country Stores, Inc., a publicly-traded operator of stores and restaurants and of Schneider National, a privately-held multi-billion dollar trucking and logistics company. We believe Mr. Johnson’s qualifications to sit on the Board include his extensive experience driving revenue and earnings growth and enhancement of shareholder value of a large, multi-national manufacturing company and his expertise in end-markets and technologies.

John (Andy) O'Donnell. Mr. O'Donnell has served as a member of the Company's Board of Directors since 2011. Until his January 2014 retirement, Mr. O'Donnell had worked at Baker Hughes since 1975. He served as Vice President of Baker Hughes since 1998 and was appointed to Vice President, Office of the Chief Executive Officer in 2012. From 2009 to 2011, Mr. O'Donnell was President, Western Hemisphere Operations of Baker Hughes. He was President of Baker Petrolite Corporation from 2005 to 2009 and President of Baker Hughes Drilling Fluids from 2004 to 2005. Prior to that he served as Vice President, Business Process Development at Baker Hughes from 1998 to 2002 and as Vice President of Manufacturing at Baker Oil Tools from 1990 to 1998. We believe that Mr. O'Donnell's qualifications to sit on the Board include his expertise in international energy markets and extensive experience leading multi-national manufacturing operations.

Peter M. Wilver. Mr. Wilver has served as a member of the Company's Board since 2010. Mr. Wilver is Senior Vice President and Chief Financial Officer of Thermo Fisher Scientific Inc. ("Thermo Fisher"), a publicly-traded leading provider of laboratory products and services. Mr. Wilver joined Thermo Fisher, formerly Thermo Electron Corporation, in 2000 as Vice President, Financial Operations, and was named Chief Financial Officer in 2004. Before joining Thermo Fisher, Mr. Wilver worked for General Electric, Grimes Aerospace Company, and Honeywell International (formerly AlliedSignal), where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. We believe Mr. Wilver's qualifications to sit on the Board include his experience in strategic planning and expertise in leading the financial and accounting functions of large, multi-national manufacturing companies.

Committees

Audit Committee. The Audit Committee, which consists of Messrs. Wilver, Brady and O'Donnell (all of whom have been affirmatively determined by the full Board to be independent directors), is directly responsible for overseeing the integrity of the Company's financial statements and for the appointment, compensation, retention and oversight of the work of the firm of independent auditors (the "Auditors") that audits the Company's financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee reviews the scope and results of the audit with the Auditors, reviews with management and the Auditors the Company's annual and quarterly operating results, considers the adequacy of the Company's internal accounting procedures and controls, and considers the effect of such procedures on the Auditors' independence. The Audit Committee also is responsible for overseeing the Company's internal audit function and the Company's compliance with legal and regulatory requirements. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company's Chief Financial Officer; Director of Internal Audit; Grant Thornton LLP, the Company's independent auditors; and management. Pursuant to the requirements of the NYSE, the Audit Committee operates in accordance with a charter (the "Audit Committee Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company will provide a hardcopy of the Audit Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters. Each member of the Audit Committee is "independent," as that term is defined in both the applicable listing standards of the NYSE and the rules of the SEC. Each member also meets the financial literacy requirements of the NYSE and, in addition, the Board has determined that at least one of the Committee's members, Mr. Wilver, is an "audit committee financial expert" under the disclosure standards adopted by the SEC.

Compensation Committee. The Compensation Committee, which consists of Messrs. Hayes, O'Donnell and Johnson (all of whom have been affirmatively determined by the full Board to be independent directors and to also meet the stricter independence standards applicable to compensation committee members under NYSE listing standards), reviews and determines the compensation arrangements for the Company's Chief Executive Officer and reviews the recommendations of the

Chief Executive Officer and approves the compensation arrangements for all other officers and senior level employees; reviews general compensation levels for other employees as a group; determines the awards to be granted to eligible persons under the Company's Amended and Restated 1999 Stock Option and Incentive Plan (the "Equity Incentive Plan"); and takes such other action as may be required in connection with the Company's compensation and incentive plans, including with respect to compensation and risk-management issues. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company's outside compensation consultant.

Since early 2012, the Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) as its compensation consultant. In so doing, the Compensation Committee has affirmatively determined that Pearl Meyer is independent and has no conflict of interest as contemplated under NYSE listing standards. Pearl Meyer’s fees for executive compensation consulting to the Compensation Committee in Fiscal Year 2013 were approximately $240,000. The executive compensation services provided include assisting in defining the Company's executive compensation strategy, providing market benchmark information, supporting the design of both short-term and long-term incentive compensation plans and considering regulatory and governance guidelines. In making its compensation decisions, the Compensation Committee relies significantly on the information provided by Pearl Meyer.

For additional discussion regarding the role of the compensation consultant, please see the section of this Proxy Statement titled "Compensation Discussion and Analysis." The Compensation Committee operates in accordance with a charter (the "Compensation Committee Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company also will provide a hardcopy of the Compensation Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Messrs. Brady, Hayes and Johnson (each of whom has been affirmatively determined by the full Board to be independent directors), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors, and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company, overseeing the evaluation of the Board and management, recommending to the Board appropriate levels of director compensation and, together with the Audit Committee, monitoring compliance with the Company's Code of Conduct. The Nominating and Corporate Governance Committee operates in accordance with a charter (the "Nominating and Corporate Governance Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company also will provide a hardcopy of the Nominating and Corporate Governance Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Except for the availability of this Proxy Statement and the Form of Proxy for the 2014 Annual Meeting of stockholders, which are available for viewing, printing and downloading at www.proxy.CIRCOR.com, the information on the Company's website is not part of this Proxy Statement.

Board and Committee Meetings

The following table sets forth the number of meetings held during Fiscal Year 2013 by the Board and by each committee thereof. Each of the directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board.

Number of Meetings
Board of Directors	10
Audit Committee	6
Compensation Committee	9
Nominating and Corporate Governance Committee	2

Board Leadership Structure and Role in Risk Oversight: Chairman of the Board; Communications with Independent Directors

The Board has concluded that having a separate Chairman of the Board and Chief Executive Officer is currently the most appropriate and effective leadership structure. In reaching this conclusion, the Board considered that separating the roles of Chairman and Chief Executive Officer would most effectively provide the Company access to the judgments and experience of Mr. Dietz, as Chairman of the Board, and Mr. Buckhout, as Chief Executive Officer while providing a mechanism for the Board’s independent oversight of management. As Chairman of the Board, Mr. Dietz presides over the meetings of the Board and the stockholders, utilizing his extensive experience in corporate governance and legal matters and familiarity with the Company, including his service as a member of the Board of Directors since the Company’s inception and as the lead independent director from 2004 until he was appointed Chairman of the Board in December 2012. Among his responsibilities as Chairman, in addition to presiding over Board meetings, Mr. Dietz approves Board agendas and schedules, monitors activity of the Board’s committees, communicates regularly with the Chief Executive Officer and other management on behalf of the Board, monitors and participates in communication with major stockholders, leads the annual performance evaluations of the Board and the Chief Executive Officer and is responsible for the Company’s Chief Executive Officer succession planning process. Mr. Buckhout, in turn, is able to focus more attention to management of the Company’s business in his capacity as Chief Executive Officer.

The Board has established a process through which interested parties, including stockholders, may communicate with the independent directors. Specifically, communications may be sent directly to the Chairman of the Board, who, as discussed above, is an independent director, at the following address: P.O. Box 146699, Boston, Massachusetts 02114.

Board Risk Oversight

We believe that our current Board leadership structure fosters appropriate risk oversight for the Company for a number of reasons, the most significant of which are discussed below. The Board is actively involved in oversight of risks that could affect the Company. This administration is coordinated primarily through the committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees (which are available on the Company's website at www.CIRCOR.com under the "Investors" sub link). The full Board, however, retains responsibility for the general oversight of risk. The Board satisfies this responsibility through full reports from each committee chair regarding the committee's considerations and actions under its purview, as well as through regular reports directly from personnel of the Company responsible for oversight of particular risks within the Company. This process enables the Board and its committees to coordinate and supervise risk oversight, particularly with respect to risks that are overseen by different committees of the Board and different personnel within the Company. Executive sessions of the Board without any management present allow the independent directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer and, where necessary, critical of the Chief Executive Officer and senior management. The Chairman of the board leads all such executive sessions. In addition, all key committees of the Board are comprised solely of, and chaired by, independent directors.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, two Class III directors will be elected to serve until the annual meeting of stockholders in 2017 and until each such director's successor is duly elected and qualified or until each such director's earlier death or resignation. The Nominating and Corporate Governance Committee has recommended, and the full Board has nominated, Scott A. Buckhout and John (Andy) O’Donnell, the current Class III directors, for election at the Annual Meeting. Mr. O'Donnell has served as a Class III director since his appointment in November 2011, while Mr. Buckhout has served as a Class III director since his appointment in April 2013 when he was hired as President and Chief Executive Officer of the Company. In both cases, the appointments resulted from extensive searches conducted by the Board utilizing the assistance of independent third-party retained search firms. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Messrs. Buckhout and O’Donnell as directors. Messrs. Buckhout and O’Donnell have each agreed to stand for election and to serve, if elected, as directors. However, if either of Messrs. Buckhout or O'Donnell fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Board Recommendation

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD AS DIRECTORS OF THE COMPANY.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD.

Vote Required For Approval

A quorum being present, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 18, 2013, are as follows:

Name	Age	Position
Scott A. Buckhout	47	President and Chief Executive Officer, and Director
Rajeev Bhalla	51	Executive Vice President and Chief Financial Officer
Wayne F. Robbins	62	Executive Vice President and Group President, CIRCOR Energy
Alan J. Glass	50	Vice President, General Counsel and Secretary
Vincent Sandoval	51	Vice President and Group President, CIRCOR Aerospace & Defense
John F. Kober, III	44	Vice President, Corporate Controller, Treasurer and Assistant Secretary
Lisa Ryan	56	Vice President, Chief Information Officer
Arjun Sharma	37	Vice President, Business Development

Scott A. Buckhout. Mr. Buckhout joined CIRCOR as President and Chief Executive Officer and was appointed to the Board in April 2013. Prior to joining CIRCOR, Mr. Buckhout served in a number of senior level positions at United Technology Corporation (UTC) from 2007 to 2012, including President of UTC Fire & Security, President of Global Fire Products and President, Systems and Firefighting. Prior to UTC, Mr. Buckhout held a number of senior roles at Honeywell International Corporation in the Consumer Products and Friction Materials divisions. He spent five years in Europe for UTC and Honeywell, including as Vice President and General Manager, Consumer Products Group, Honeywell EMEA and Vice President and General Manager, Honeywell Friction Materials - Europe. He also previously worked in general management and strategy consulting roles at Booz Allen & Hamilton and The Boeing Company. Mr. Buckhout earned a Master of Business Administration in Operations & Finance from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Science in Aerospace Engineering from Texas A&M University.

Rajeev Bhalla. Mr. Bhalla joined CIRCOR as Executive Vice President and Chief Financial Officer in December 2013. Prior to joining CIRCOR, Mr. Bhalla served as Vice President, Finance and Chief Financial Officer for Sikorsky Aircraft Corporation since May 2012. He joined Sikorsky from United Technologies’ Pratt & Whitney division where he had served as Vice President and Chief Financial Officer since 2005 and was responsible for all financial operations worldwide. Prior to that, Mr. Bhalla served as Vice President and Corporate Controller for Lockheed Martin Corporation and as a partner with PricewaterhouseCoopers, serving large multi-national, technology and middle-market clients in a variety of industries. He holds a Bachelors of Business Administration - Magna Cum Laude from the University of Massachusetts Amherst, and is a Certified Public Accountant.

Wayne F. Robbins. Mr. Robbins has served as Executive Vice President and Group President, CIRCOR Energy since November 2013. From April 2013 through October 2013, he served as Executive Vice President and Chief Operating Officer, and, from December 2012 until April 2013, he also served as Acting President and Chief Executive Officer. Prior to that, Mr. Robbins held the position of first Vice President and then President of CIRCOR Flow Technologies since 2008. Mr. Robbins joined the Company in 2006 as Group Vice President, CIRCOR Instrumentation Technologies and has over 32 years of experience in the fluid controls industry. From 2002 to 2005, Mr. Robbins was employed by Precision Castparts Corp. ("PCC") where he served as President of PCC's $350 million Flow Technologies Division until PCC sold the various companies comprising the division in 2005. From 1994 to 2001, he worked for DeZurik, Inc. ("DeZurik"), a manufacturer of industrial valves, actuators and instruments, serving first as Vice President Marketing/Research & Development and then as President. Prior to DeZurik, Mr. Robbins spent fifteen years in progressively more senior management positions with Fisher Controls, including six years in overseas assignments.

Vincent Sandoval. Mr. Sandoval joined us in March 2014 as Group President of CIRCOR Aerospace & Defense. Prior to joining CIRCOR, Mr. Sandoval served from 2010 until 2014 as President of TransDigm Group, Inc.’s Semco Instruments subsidiary, which designs and manufactures sensors and harnesses for use on various commercial and military airframe and engine platforms. Prior to joining TransDigm in 2010, Mr. Sandoval spent twenty years in positions of increasing responsibility with Parker-Hannifin Corporation.

Alan J. Glass. Mr. Glass has served as Vice President, General Counsel and Secretary of the Company since 2006. Prior to that he was General Counsel and Assistant Secretary from 2003 to 2006 and Corporate Counsel and Assistant Secretary from 2000 to 2003. Before joining the Company, Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon

Company, an aerospace manufacturer, from 1996 to 2000. Prior to that he spent seven years in private practice as a general corporate attorney.

John F. Kober, III. Mr. Kober was appointed Treasurer of the Company in 2012. Since 2006, he has also served as Vice President, Corporate Controller and Assistant Secretary. Prior to that he was Vice President and Corporate Controller from 2005 to 2006 and Assistant Corporate Controller from 2004 to 2005. From 2002 to 2004, Mr. Kober was Director of Corporate Accounting at Manufacturers' Services Limited, a global electronics manufacturer, where he had responsibility for the company's internal and external accounting functions. Prior to joining Manufacturers' Services Limited, he worked as a Manager for the public accounting firm of PricewaterhouseCoopers, where he focused on managing accounting due diligence engagements for various public and private company clients. Mr. Kober is a certified public accountant.

Lisa Ryan. Ms. Ryan joined the Company in 2012 as Vice President and Chief Information Officer. From 2006 through 2012, Ms. Ryan served as Chief Information Officer of MKS Instruments, a process measurement manufacturing company. From 2002 to 2006, Ms. Ryan served as Director of Applications Management for Teradyne, Inc., a test equipment engineer company. Prior to that, Ms. Ryan held various information technology management roles, including at Digital Equipment Corporation and Manufacturers’ Services Limited.

Arjun Sharma. Mr. Sharma has served as Vice President, Business Development of the Company since joining the Company in 2009, overseeing the Company's mergers and acquisitions and strategic planning functions. Prior to joining the Company, Mr. Sharma served as managing director at Global Equity Partners from January 2009 to September 2009, a venture capital and strategy consulting firm, where he was responsible for executing equity investments and leading client engagements on acquisitions, divestitures, and growth strategy. From 2007 to 2008, he was Director of Mergers and Acquisitions at Textron Inc., a multi-industry company with a global network of aircraft, defense, industrial and finance businesses, where he was responsible for developing the company's M&A strategy and leading acquisition and divestiture transactions. From 2002 to 2007, Mr. Sharma held various positions of increasing responsibility at SPX Corporation, a Fortune 500 multi-industry company, culminating in his appointment as Director of Corporate Development.

Under the Company's bylaws, each of the officers of the Company holds office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Company's Code of Conduct includes our written policy that any proposed transaction, involving the Company or a subsidiary of the Company, in which a director has direct economic or beneficial interest shall be analyzed and reviewed first by the Nominating and Corporate Governance Committee of the Board for potential conflicts, and then by all of the members of the Board.

Related Person Transactions

As noted above under "Corporate Governance-Independence of Directors," Mr. Dietz is a director of the Company and a partner at Goodwin Procter, a law firm that, upon the recommendation of the Company’s General Counsel and advance approval of the Board, provides legal services to the Company with respect to certain matters not involving Mr. Dietz. In Fiscal Year 2013, the Company paid Goodwin Procter approximately $210,000 in legal fees and disbursements. Under NYSE rules, the Board determines annually, based on all of the relevant facts and circumstances and the recommendations of the Nominating and Corporate Governance Committee (excluding, when necessary, any members whose independence as a director is being evaluated), whether each director satisfies the criteria for independence and periodically evaluates related person transactions involving directors in connection with such process. In Fiscal Year 2013, the relationship described above was reviewed, considered and approved in the course of the Board's annual review and determination of director independence, and after considering the isolated matter for which Goodwin Procter has been engaged and the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter's overall revenues (significantly less than one percent), as well as considering both the independent judgment that Mr. Dietz has exhibited during his fourteen and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not compromise Mr. Dietz' independence.

During Fiscal Year 2013, the Company was not a party to any other transaction where the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest, and no such person was indebted to the Company.

 Compensation Committee Interlocks and Insider Participation

None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Compensation Committee. In addition, none of the Company's executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

Risk Considerations in Our Compensation Program

The Compensation Committee reviewed the elements of our executive compensation program to consider whether our program encourages our executives to prudently manage enterprise risk and concluded:

•
our executive compensation is principally comprised of a mix of base salary, annual cash incentives and long-term equity grants, with the base salary component providing a minimum level of income that does not vary with performance;

•	performance targets used in determining performance-based annual incentive compensation are set to avoid creating incentives for excessive risk-taking with caps on the maximum awards;

•	performance-based annual incentive compensation is based on multiple performance targets to mitigate the risk that an executive focuses solely on one measure of success of the Company;

•
our performance-based annual incentive compensation program includes the Management Stock Purchase Plan ("MSP") which is designed to encourage long-term investment and discourage short-term risk taking by aligning the interests of our executives with those of our stockholders;

•	vesting schedules for stock options and restricted stock units ("RSUs") cause our executives to have a significant amount of unvested awards at any given time;

•
share ownership guidelines set expectations for our directors and executive officers to hold a certain amount of our stock, such that an appropriate portion of each such person's personal wealth is aligned with our long-term performance;

•
the performance-based inducement stock option awards granted to Mr. Buckhout and Mr. Bhalla in connection with the commencement of their employment incentivizes them to drive sustained improvement in shareholder value; and

•	our claw-back policy, discussed below, mitigates risk.

For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk. For more information regarding our compensation program, see the section of this Proxy Statement titled "Compensation Discussion and Analysis."

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis describes the material elements of our Fiscal Year 2013 compensation program and compensation paid thereunder. Most of the discussion relates to our "Named Executive Officers" for Fiscal Year 2013, who were:

Scott Buckhout (1)	President and Chief Executive Officer
Rajeev Bhalla (2)	Executive Vice President, Chief Financial Officer
Frederic M. Burditt (3)	Former Vice President, Chief Financial Officer
Wayne F. Robbins (4)	Executive Vice President, Group President, CIRCOR Energy
Michael R. Dill (5)	Former Group Vice President, CIRCOR Aerospace & Defense
Alan J. Glass	Vice President, General Counsel and Secretary
Lisa Ryan	Vice President, Chief Information Officer
Mahesh Joshi (6)	Former Group President, CIRCOR Energy
Brian S. Young (7)	Former Vice President, Human Resources

(1)	Mr. Buckhout joined the Company on April 9, 2013.
(2)Mr. Bhalla joined the Company on December 2, 2013.
(3)Mr. Burditt retired on November 28, 2013.

(4)
Mr. Robbins also served as Acting President and Chief Executive Officer from December 6, 2012 until April 9, 2013, and as Executive Vice President and Chief Operating Officer, from December 6, 2012 until October 31, 2013.

(5)Mr. Dill’s employment terminated on March 3, 2014.
(6)Mr. Joshi’s employment terminated on November 1, 2013.
(7)Mr. Young’s employment terminated on November 11, 2013

Executive Summary

Financial and Strategic Performance/Correlation with Executive Pay

2013 was a year of positive change and strong financial performance. Some highlights of our financial performance include:

•
Adjusted net sales, a key performance indicator and metric in our annual bonus plan, was slightly above target for the year at $856.4 million. Adjusted net sales excludes the impact of foreign currency fluctuations.

•
Adjusted earnings per share was $3.21, also a key performance metric in our annual bonus plan, exceeded our target by nearly 15% and represented an increase of 24% over 2012. Adjusted earnings per share excludes the impact of impairment, restructuring and special charges.

•
We effectively executed on several restructuring activities designed to drive improvement in operating margins by consolidating operations, enhancing efficiencies and reducing management layers. As a result, adjusted operating margin increased to nearly 10%, an increase of 210 basis points over 2012. Adjusted operating margin excludes the impact of impairments, restructuring and special charges.

•	We generated $54.9 million of free cash flow in 2013, representing 116% of net income. Free Cash flow equals cash flow from operations less capital expenditures.

•	Our common stock closed 2013 at a price per share of $80.78, more than double the closing price in 2012 of $39.59.

Generally, the annual bonuses for those Named Executive Officers who are corporate executives were based on achieving companywide financial goals, while annual bonuses for those Named Executive Officers who are group executives were based on achieving a mix of companywide and group goals. The goals and achievements are set forth in more detail in the section entitled “Performance-Based Annual Incentive Compensation” below. The following summarizes the achievement of corporate and group goals and the extent to which this translated into performance-based annual incentive compensation for our Named Executive Officers:

•	Adjusted earnings per share exceeded our maximum performance hurdle and 200% of the target bonus related to this metric was earned;

•	Adjusted net sales at the corporate level slightly exceeded target and 111% of the target bonus related to this metric was earned;

•	Achievement relative to the revenue goals for both our Energy and Aerospace & Defense groups was above minimum and slightly below target performance hurdles; and

•
Adjusted operating income performance for our Energy group exceeded target by 16%, resulting in a maximum payout for this factor, while adjusted operating income performance for our Aerospace group was below our threshold performance hurdle, resulting in no payout for this factor.

As a result, Named Executive Officers who are corporate executives (except for Mr. Bhalla who joined the Company in December 2013) achieved a bonus equal to 164% of target; Mr. Joshi achieved a bonus equal to 148% of target; and Mr. Dill achieved a bonus that was equal to 78% of target.

Annual long-term incentives awarded to executives in 2013 were granted as a mix of performance-vested restricted stock and time-vested restricted stock. This mix reflects our philosophy of providing executives with an incentive to achieve certain financial and corporate goals (through performance-vested restricted stock) and providing retention value to our executives (through time-vested restricted stock). Both vehicles also provide incentive to increase shareholder value. The date of grant was March 4, 2013 for all executives excepting Mr. Buckhout, who received his award on his April 9, 2013 date of hire. Mr. Bhalla did not receive an annual long-term incentive award for 2013 as his employment commenced in December 2013.

We believe that our stock performance during 2013 reflected the effectiveness of our incentive program in enhancing shareholder value; the closing price of our common stock at year end exceeded the market price of the common stock on March

4, 2013, the date on which stock awards were granted to most of our executive officers, by approximately $38.66 per share, or 92%.

The Compensation Committee has implemented ongoing processes (outlined below) and policies to promote the effectiveness of our executive compensation plans. Some examples of this are:

•	Executives are subject to robust stock ownership guidelines.

•	Incentive pay for executives is subject to a clawback policy.

•	The Compensation Committee hires its own independent compensation consultant.

•
Financial metrics are set for the incentive plans early in the year with a view towards aligning the interest of our executives with the interests of our stockholders and ensuring that such goals are challenging but achievable.

•	We maintain an insider trading policy which prohibits hedging the economic risk of ownership of our stock.

•	A risk assessment of executive compensation plans is reviewed by the Compensation Committee annually.

•	A regular Compensation Committee calendar is adhered to in order to effectively organize and implement the executive compensation plans.

These policies and processes assist the Compensation Committee in ensuring that our executive compensation plans are effective and adhere to the philosophy and strategy set forth by the Compensation Committee.

Significant Changes in Senior Leadership during the Year

2013 was a year of transition for the Company’s leadership as we welcomed Mr. Buckhout as our new President and CEO in April and Mr. Bhalla as our new Executive Vice President and CFO in December. As described in more detail in “Long-term Equity Incentives” below, alignment of pay with performance was a key consideration in designing special inducement awards for Messrs. Buckhout and Bhalla when they joined the Company. Mr. Buckhout and Mr. Bhalla each received stock option inducement awards in the form of options that are substantially performance-based in that such options are only exercisable in the event that the Company’s common stock meets challenging price hurdles. Mr. Bhalla also received an inducement time-vested restricted stock unit award to replace the value of equity grants from his prior employer that he forfeited in order to join us. In addition, per the terms of their respective hiring arrangements, Mr. Buckhout and Mr. Bhalla received sign-on bonuses of $210,000 and $325,000, respectively. Generally speaking, each must repay his sign-on bonus if he voluntarily terminates his employment prior to two years from the commencement of employment.

Mr. Robbins served as Acting President and Chief Executive Officer until Mr. Buckhout joined the Company in April 2013. In October 2013 we announced changes to our organizational structure to simplify CIRCOR and better align our businesses with end markets. We consolidated our group structure from three segments comprised of Energy, Flow Technologies and Aerospace into two segments comprised of Energy (including the majority of the prior Flow Technologies segment) and Aerospace & Defense. In conjunction with these changes, Mr. Robbins transitioned from his role as Executive Vice President and Chief Operating Officer to the Executive Vice President and Group President of CIRCOR Energy, and Mr. Joshi, the former Group President of CIRCOR Energy, left the Company on November 1, 2013.

Benefits provided to Mr. Joshi on his departure included:

•	Severance in the form of continuation pay of base salary for a period of one year equal to $309,000; and

•	Pro-rata payout on the actual earned bonus under the annual incentive bonus plan for 2013 which equaled $210,410.

In July 2013, Mr. Burditt announced that he would be retiring as our CFO, but remain in his position until a successor was identified and joined the Company. In connection with Mr. Burditt’s announced retirement plans, we entered into an agreement with Mr. Burditt which provided certain benefits in order to ensure a smooth transition to Mr. Burditt’s successor and recognize Mr. Burditt for his valuable service over several years to the Company. We hired Mr. Bhalla as Mr. Burditt’s successor in December 2013. Benefits provided to Mr. Burditt per his Agreement included:

•	Severance in the form of continuation pay of base salary of $350,893 for one year;

•	Pro-rata payout on the actual earned bonus under the annual incentive bonus plan for 2013 which equaled $289,425;

•	A productivity bonus equal to $205,000; and

•	Accelerated vesting of certain outstanding equity awards having a value to Mr. Burditt of approximately $780,000 based on our stock price as of the date of his retirement.

Mr. Young's employment with the Company terminated on November 11, 2013. Benefits provided to Mr. Young on his departure included:

•	Severance in the form of continuation pay of base salary for a period of one year equal to $215,000; and

•	Pro-rata payout on the actual earned bonus under the annual incentive bonus plan for 2013 equaled $137,111.

In summary, this past year, we have demonstrated strong financial performance, updated our long-term strategy, have paid executives appropriately compared to the performance of the Company and have implemented processes to ensure continued alignment of pay with performance in the future.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that is designed to attract, retain, and motivate highly qualified and talented executives and reward the achievement of specific annual, long-term and strategic goals that promote the profitable growth of the Company and improve stockholder value.

Fundamental Objectives of Executive Compensation. The Company’s current executive compensation programs are intended to achieve two fundamental objectives: (i) attracting and retaining qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with those offered by industry peers; and (ii) motivating executives to achieve results that improve long-term organizational value by aligning executives’ interests with those of our stockholders. We believe that having executives hold a meaningful amount of unvested equity not only aligns executives’ long-term interests with those of our stockholders, but also serves as an effective retention tool.

Link Pay to Performance. We believe that an important portion of an executive’s total compensation should be “at-risk” incentive compensation, subject to the attainment of certain specific and measurable Company-wide performance goals and individual strategic objectives aligned with the Company’s long-term strategic goals. Our compensation program links pay to performance by making an important portion of total executive compensation variable, or “at-risk,” through a performance-based annual bonus program as well as the use of performance vested restricted stock units in the long-term equity component of executive pay. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower. In addition to the performance vested restricted stock units, our long-term equity incentive program also included the granting of time-vested stock option and restricted stock unit awards.

Material Elements of Executive Compensation. As described in more detail below, the material elements of the current executive compensation program for Named Executive Officers include a base salary, a performance-based annual incentive opportunity, a long-term equity incentive opportunity, retirement benefits and other personal benefits, and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment. We believe that each element of our executive compensation program helps us to achieve one or both of the compensation objectives noted above.

Transactions in Company Securities. We maintain an insider trading policy which prohibits hedging the economic risk of ownership of our stock. No person who is considered an “insider” of the Company, which includes each of our Named Executive Officers and directors, may directly or indirectly sell any securities of the Company that are not owned by the person at the time of the sale (short sale). Such persons also may not purchase or sell puts, calls, options or other derivative instruments in respect of our securities at any time without the approval of the Company’s Clearance Officer.

Improvements to Compensation Program. We have continued to improve our executive compensation program in several important respects. For example, we continue to adhere to a policy against entering into new or amended agreements with our executive officers providing for tax gross-ups in connection with compensatory agreements, including change in control, severance or other ancillary benefits. As a result, the Company is no longer a party to any such agreements. We also maintain a policy against entering into agreements with our executive officers providing for extraordinary relocation benefits such as home buyouts. The Compensation Committee has adopted a policy requiring that all new short-term incentive compensation and performance-based RSUs granted to executive officers be subject to a “claw-back” provision requiring repayment of the compensation and/or forfeiture of performance-based RSUs to the Company in the event of a material restatement of the Company’s financial results. Finally, in 2014, 50% of our long-term equity incentive pay will be in the form of performance-based RSUs (which also will be subject to the claw-back provision), and 50% of our long-term equity incentive pay will be in the form of time-vested stock options. The level of achievement of performance-based RSUs will be based on return on invested capital and adjusted operating margin for the 2016 fiscal year. As a result, 100% of long-term equity incentive pay will be aligned with long-term financial metrics or increase in shareholder value.

Use of Compensation Consultants and Benchmarking Data

The Compensation Committee engaged Pearl Meyer as an independent compensation consultant in 2012 to assess the competitiveness of our executive compensation program in conjunction with approving salary adjustments and incentive award opportunities for 2013. In order to develop appropriate executive compensation benchmarking data, Pearl Meyer assisted the Compensation Committee in identifying a peer group comprised of the 16 companies listed below, whose executive compensation programs were analyzed for market-check purposes. The peer companies were primarily selected in order to include industrial manufacturing companies with which the Company competes for talent and which are roughly comparable to the Company in terms of market capitalization and/or revenue. The peer companies have industry classifications comparable to those of the Company; are U.S.-based, publicly-traded companies; had annual revenues ranging from $329 million to $1,901 million with median annual revenues of $933 million based on the most recently available data at the time of the executive compensation analysis. The Compensation Committee utilized the following peer companies (collectively, the “Compensation Peer Group Companies”):

•	A.O. Smith Corporation
•Altra Holdings Inc.
•Ampco-Pittsburgh Corporation;
•Blount International, Inc.
•CLARCOR Inc.;
•Colfax Corporation;
•Enpro Industries, Inc.
•ESCO Technologies Inc.;
•Esterline Technologies Corporation;
•The Gorman-Rupp Company;
•IDEX Corporation;
•Kaydon Corporation;
•Northwest Pipe Company
•Robbins & Myers, Inc.;
•TriMas Corporation; and
•Watts Water Technologies, Inc.

The Pearl Meyer report compared the compensation of our most senior executive officers to that of the most senior executive officers at our Compensation Peer Group Companies. Pearl Meyer also provided the Compensation Committee with published compensation surveys. Data for the Compensation Peer Group Companies were derived from SEC filings made by the Compensation Peer Group Companies.

How We Determine Executive Compensation (the "Compensation Process”)

Named Executive Officers Other than Our Chief Executive Officer

The Compensation Committee begins its executive compensation analysis by seeking assistance from the Company’s Chief Executive Officer and the Company’s Vice President of Human Resources in developing an executive compensation proposal for the given year. In general, such proposal provides for cash, equity and total compensation for our executive officers that approximates the median of the Compensation Peer Group Companies and our industry group for each position taking into account tenure and other factors deemed important by the Committee. In reviewing the proposal, however, the Compensation Committee does not set executive compensation solely by reference to specific percentile or benchmark targets. Rather, while considering external competitive market practices, the Compensation Committee evaluates the proposal based on what it determines is necessary and appropriate to attract, motivate and retain the executives and to reward such executives for achieving specific annual, long-term and strategic goals that promote the profitable growth of the Company and enhance stockholder value. The Compensation Committee also considers the results of the Company’s talent review process, which evaluates the performance, experience, and future potential of each executive other than the Chief Executive Officer. With respect to each Named Executive Officer other than our Chief Executive Officer, the Compensation Committee considers the input of the Chief Executive Officer. In this regard, the Compensation Committee reviews the appropriateness of the recommendations of the Chief Executive Officer and accepts or modifies such recommendations as it deems appropriate.

As a result of the compensation philosophies described above, a significant percentage of total executive compensation is variable, or “at-risk,” because it is allocated to incentives tied to achievement of annual financial and business results and longer-term Company financial goals. There is no pre-established policy or target, however, for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviewed the benchmarking information provided by Pearl Meyer and considered input from the Company’s Vice President of Human Resources to determine the appropriate level and mix of incentive compensation in order to effectively create a strong link between pay and performance.

Our Chief Executive Officer

In establishing our Chief Executive Officer’s compensation, the Compensation Committee generally employs the same process as for our other Named Executive Officers, and, in addition, the Compensation Committee engages in a detailed review with our Chief Executive Officer of his performance during the past year with a focus on several factors, including (i) the Company’s financial performance against the pre-established budget; (ii) the creation of stockholder value; (iii) the progress of the Company toward achievement of its strategic plan; (iv) the progress made in attracting, retaining and further developing the Company’s key managerial talent; and (v) the progression in the Company’s development of a culture of continuous improvement and operational excellence. Based on the foregoing, the Committee then unilaterally determines the compensation of the Chief Executive Officer.

As noted previously, Mr. Buckhout joined the Company in April 2013 as our Chief Executive Officer. Accordingly, Mr. Buckhout’s compensation for 2013 did not include consideration of past performance.

Our Chief Executive Officer is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Although our Chief Executive Officer regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and does not attend executive sessions or participate in deliberations regarding his own compensation. For 2014, Mr. Buckhout will make recommendations regarding executive pay (for executives other than himself) and will participate in Compensation Committee meetings as invited and as appropriate.

The Role of Shareholder Say-on-Pay Votes.

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 1, 2013, approximately 81% of the votes cast (whether “for,” “against” or “abstain”) on the say-on-pay proposal at that meeting were voted in favor of the proposal. Of the remainder, approximately 18% abstained, while only 1% voted against. The Compensation Committee believes this level of support affirms stockholders’ support of the Company’s approach to executive compensation. Nevertheless, we recognize that our programs may be improved. As we have discussed in this Compensation Discussion and Analysis under the heading “Improvements to Compensation Program,” the Compensation Committee has made important changes to our executive compensation program over the last several years which demonstrate our ongoing commitment to aligning our executive compensation with the interests of our stockholders, current best practices and the principles of pay for performance.

Elements of Compensation

For the Fiscal Year 2013, the principal components of compensation for our Named Executive Officers were:
•Base Salary;
•Performance-Based Annual Incentive Compensation;
•Long-Term Equity Incentive Compensation;
•Retirement Benefits; and
•Other Personal Benefits, including for Messrs. Burditt, Joshi and Young, severance benefits.

Base Salary

The Company provides the Named Executive Officers and other employees with a competitive base salary to compensate them for services rendered during the fiscal year. At the beginning of each fiscal year, the Compensation Committee generally reviews and adjusts the base salaries for each of the Company’s executives, with any adjustments to become effective on April 1 st of the fiscal year at the same time that salary adjustments are made for most Company employees. Based on the Compensation Process, the Compensation Committee determined the appropriate base salary for each Named Executive Officer, excluding Messrs. Buckhout and Bhalla, effective April 1, 2013 as follows:

Executive	2012 Base Salary ($)	2013 Base Salary ($)	Approximate Percent Change (%)
Scott A. Buckhout	0	$564,000	0
Rajeev Bhalla	0	465,000	0
Frederic M. Burditt	340,673	350,893	3.0
Wayne F. Robbins(1)	310,288	400,000	28.9
Michael R. Dill(2)	260,130	283,542	9.0
Alan J. Glass	241,885	249,142	3.0
Lisa Ryan(3)	240,000	240,000	0
Mahesh Joshi	300,000	309,000	3.0
Brian S. Young	208,650	214,909	3.0

(1)	The increase in base salary for Mr. Robbins reflects an adjustment based upon market compensation data and an increase in his responsibilities for 2013.
(2)	The increase in base salary for Mr. Dill reflects an adjustment based upon market compensation data.
(3)	Ms. Ryan joined the Company in December 2012.

Mr. Buckhout’s salary was determined by the Compensation Committee, as described above, in connection with his joining the Company as Chief Executive Officer on April 9, 2013. Mr. Bhalla’s salary was determined by the Compensation Committee, utilizing the Compensation Process, with input from Mr. Buckhout, in connection with his joining the Company as Chief Financial Officer on December 2, 2013.

Performance-Based Annual Incentive Compensation

Consistent with our philosophy of linking pay to performance and the principle that our executives should be motivated to improve stockholder value but not be encouraged to take unnecessary risks, we believe that an important portion of the overall cash compensation for executive officers should be “at risk,” or contingent upon the successful achievement of annual corporate goals that we believe will drive stockholder value. Therefore, our 2013 management bonus plan provided for a target cash bonus, achievement of which was dependent upon the attainment of certain performance goals. For each executive, the annual bonus may be less than or greater than the target bonus depending on the Company’s performance and the executive’s achievement of the predetermined goals. For example, minimum, target and maximum levels of achievement with respect to each goal are pre-determined by the Compensation Committee with payouts of 0%, 100% and 200%, respectively. Therefore, the maximum possible payout under the 2013 management bonus plan was 200% of the target bonus. The following table outlines the target bonus percentage for each Named Executive Officer.

Executive	2012 Target Bonus	2013 Target Bonus
Scott A. Buckhout	—	80%
Rajeev Bhalla(1)	—	70
Frederic M. Burditt	55%	55
Wayne F. Robbins(2)	55	70
Michael R. Dill	55	55
Alan J. Glass	45	45
Lisa Ryan	—	45
Mahesh Joshi	55	55
Brian S. Young	45	45

(1)
As Mr. Bhalla joined the Company in December 2013, he did not participate in the 2013 management bonus plan. The target amount set forth for Mr. Bhalla is the target set forth in the offer letter he received in connection with his retention.

(2)	The increase in target bonus for Mr. Robbins reflects an adjustment based upon market compensation data and an increase in his responsibilities for 2013.

The Compensation Committee set the performance-based annual incentive compensation targets at what it believed to be aggressive yet achievable levels. The performance targets required the high performance and substantial commitment that we believe drives stockholder value. For Fiscal Year 2013, these goals for corporate executives fell into two categories:

(i) consolidated adjusted earnings per share; and (ii) consolidated net sales. The goals for group executives fell into three categories: (i) group-wide adjusted operating income; (ii) group-wide net sales; and (iii) consolidated company-wide adjusted earnings per share. These metrics were derived and evaluated using internal criteria which generally are consistent with reported results under Generally Accepted Accounting Principles except for the following items that were not included in the performance targets when they were established and are not related to the ongoing operating performance of the Company: the impact of any current year acquisitions; impairment charges; special charges; and fluctuations in currency exchange rates.

Target Performance Range for Mr. Buckhout, Mr. Burditt, Mr. Robbins, Mr. Glass, Ms. Ryan and Mr. Young.

The following table shows the Fiscal Year 2013 performance targets, weighting and degree of achievement for Mr. Buckhout, Mr. Burditt and Mr. Robbins, Mr. Glass, Ms. Ryan and Mr. Young.

Company Goals	Weight	Minimum	Target	Maximum	Result	Payout Factor for Fiscal Year 2013
Scott Buckhout
Consolidated Adjusted Earnings Per Share	60%	2.57	2.80	3.05	3.21	200%
Consolidated Net Sales ($000’s)	40%	762,317	847,019	931,721	856,465	111%
Frederic Burditt
Consolidated Adjusted Earnings Per Share	60%	2.57	2.80	3.05	3.21	200%
Consolidated Net Sales ($000’s)	40%	762,317	847,019	931,721	856,465	111%
Wayne Robbins
Consolidated Adjusted Earnings Per Share	60%	2.57	2.80	3.05	3.21	200%
Consolidated Net Sales ($000’s)	40%	762,317	847,019	931,721	856,465	111%
Alan Glass
Consolidated Adjusted Earnings Per Share	60%	2.57	2.80	3.05	3.21	200%
Consolidated Net Sales ($000’s)	40%	762,317	847,019	931,721	856,465	111%
Lisa Ryan
Consolidated Adjusted Earnings Per Share	60%	2.57	2.80	3.05	3.21	200%
Consolidated Net Sales ($000’s)	40%	762,317	847,019	931,721	856,465	111%
Brian Young
Consolidated Adjusted Earnings Per Share	60%	2.57	2.80	3.05	3.21	200%
Consolidated Net Sales ($000’s)	40%	762,317	847,019	931,721	856,465	111%

Target Performance Range for Mr. Dill

The following table shows the Fiscal Year 2013 performance targets, weighting and degree of achievement for Mr. Dill.

CIRCOR Aerospace Group Goals	Weight	Minimum	Target	Maximum	Result	Payout Factor for Fiscal Year 2013
Consolidated Adjusted Earnings Per Share	25%	2.57	2.80	3.05	3.21	200%
Group-wide Adjusted Operating Income ($000’s)	35%	12,466	14,666	16,866	10,456	0%
Group-wide Net Sales ($000’s)	40%	138,614	154,015	169,417	149,303	69%

  Target Performance Range for Mr. Joshi

The following table shows the Fiscal Year 2013 performance targets, weighting and degree of achievement for Mr. Joshi.

CIRCOR Energy Group Goals	Weight	Minimum	Target	Maximum	Result	Payout Factor for Fiscal Year 2013
Consolidated Adjusted Earnings Per Share	25%	2.57	2.80	3.05	3.21	200%
Group-wide Adjusted Operating Income ($000’s)	35%	45,905	54,006	62,107	62,756	200%
Group-wide Net Sales ($000’s)	40%	390,735	434,150	477,565	420,637	69%

Based on the Company’s results for Fiscal Year 2013, Messrs. Buckhout, Burditt, Robbins, Dill, Glass, Joshi, Young and Ms. Ryan earned $543,416, $289,425, $460,490, $121,268, $184,383, $210,410, $137,111 and $177,618, respectively, under the 2013 performance-based annual incentive compensation plan. In the case of Messrs. Burditt, Joshi and Young, such amounts reflect a pro-rata achievement based on the portion of the year during which they were employed by the Company. Similarly, the amount reported for Mr. Buckhout reflects a pro-rata achievement commencing with his April 9, 2013 commencement date. The amounts reported above, after giving effect to the MSP RSU deferral election described below, are reflected in Column (g) of the Summary Compensation Table. Such amounts represent 164%, 164%, 164%, 78%, 164%, 148%, 164% and 164% of the target bonus for Messrs. Buckhout, Burditt, Robbins, Dill, Glass, Joshi, Young and Ms. Ryan (on a pro-rata basis where applicable). In connection with their retention as Chief Executive Officer and Chief Financial Officer, Mr. Buckhout and Mr. Bhalla also received sign-on bonuses of $210,000 and $325,000, respectively. As Mr. Bhalla joined the Company in December 2013, he did not participate in the 2013 performance-based annual incentive compensation plan.

Management Stock Purchase Plan RSUs. In order to more closely align the interests of our executives with those of our stockholders, our executives are also eligible to participate in our MSP, which is designed to incentivize our executives to invest their own earned funds in equity of the Company. Under the MSP, which is a component of our Equity Incentive Plan, executives may make an advance election to receive RSUs in lieu of a specified percentage or dollar amount of such executive’s earned annual cash bonus. These RSUs awarded under the MSP are referred to as “MSP RSUs” in this proxy statement. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company’s Common Stock two trading days after the announcement of our annual results for the prior fiscal year and generally vest in whole after a three-year period, at which time they are converted into shares of our Common Stock unless the executive previously has elected a longer deferral period. The three-year cliff vesting feature of these RSUs also serves as a retention tool for the Company because, with regard to unvested RSUs, a departing executive may lose the benefits associated with the discounted cost of such awards, as well as any further appreciation in stock price and accrued dividends. Dividends equal to any dividends paid on shares of our Common Stock are accrued to the account of a MSP RSU holder and are paid to the holder at the time such MSP RSUs are distributed. Based on elections made prior to December 31, 2012 (or in Mr. Buckhout’s case, within 30 days of his joining the Company), for Fiscal Year 2013, Messrs. Buckhout, Robbins, and Glass deferred 100%, 50%, and 50% and of their 2013 bonus amounts, respectively.

Long-Term Equity Incentives

2013 Long-Term Equity Incentive Program

The Company’s policy is that executives’ long-term equity compensation should promote both the long-term retention of key executives and improvements to stockholder value by aligning executives’ interests with those of our stockholders. The Company believes that having executives hold a meaningful amount of unvested equity not only aligns executives’ long-term interests with those of our stockholders, but also serves as an effective retention tool. For Fiscal Year 2013, the long-term equity incentives awarded to each of our executive officers were based on a percentage of the officer’s base salary. Through its compensation process, the Compensation Committee set the target amount of long-term equity awarded to our Named Executive Officers for 2013 at the following percentages of base salary: 160% for Mr. Buckhout, 120% for Mr. Robbins, 110% for Mr. Burditt, 90% for Mr. Dill, 60% for Mr. Glass, 90% for Mr. Joshi, 60% for Mr. Young, and 60% for Ms. Ryan. As he joined the Company in December 2013, Mr. Bhalla did not receive the long-term equity awards described herein, although he did receive an inducement award of time-vested RSUs (valued at $1.5 mission at the December 2, 2013 date of award and which vest over a two year period) designed to compensate him for unvested equity of his former employer that he forfeited in order to join us. The offer letter he received in connection with his hiring states that his expected annual target long-term equity incentive initially will be 130% of base salary.

After considering the macroeconomic conditions affecting the markets in which the Company operates and the mix of equity compensation awards granted by our Compensation Peer Group Companies to their executives, the Compensation Committee decided to grant a mix of performance-based RSUs and time-vested RSUs.

Performance-based RSUs account for 50% of the value of long-term equity incentive grants for executive officers. The amount of performance-based RSUs awarded to each Named Executive Officer was determined by dividing 50% of the amount of such Named Executive Officer’s long-term incentive award by the value of the Company’s Common Stock at the time of grant. These awards vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. The performance goals for the 2013 performance-based RSUs consist of Fiscal Year 2015 adjusted return on invested capital (ROIC) and Fiscal Year 2015 adjusted operating margin. Each goal is weighted 50%. ROIC measures how efficiently and effectively we use capital to generate profits, while operating margin is a measure of our ability to convert sales into profits. We believe that in combination these measures are strong indicators of our overall performance and ability to create shareholder value.

The time-vested RSUs account for the remaining 50% of the value of long-term equity incentive grants for executive officers and vest ratably over a three-year period from the date of grant. The amount of time-vested RSUs awarded to each Named Executive Officer was determined by dividing 50% of the amount of such Named Executive Officer’s long-term incentive award by the value of the Company’s Common Stock at the time of grant. The RSUs entitle the recipient to one share of our Common Stock for each RSU upon vesting. At the time of the RSU grant, the recipient may elect to defer receipt of shares upon vesting until a later date.

For 2014, the Compensation Committee has modified our long-term equity incentive program as follows: (i) 50% of the value of long-term equity incentive grants for executive officers are in the form of performance-based RSUs, with adjusted ROIC and adjusted operating margin targets for fiscal year 2016 and (ii) 50% of the value of long-term equity incentive grants for executive officers are in the form of time-vested stock options. As a result of this modification, 100% of the value of long-term equity incentive grants made to executive officers in 2014 is at risk depending upon the long-term performance OF Company financial metrics and stock price.

Inducement Option Awards Granted to Mr. Buckhout and Mr. Bhalla

On April 9, 2013, the Company granted Mr. Buckhout a stock option inducement award in connection with him agreeing to join the Company. The number of shares subject to the stock option is 200,000 at an exercise price of $41.17 per share. The option, which has a ten-year term, vests with respect to 50,000 shares if the Company’s common stock trades at or above $50.00 per share, 100,000 shares (cumulatively) if the Company’s common stock trades at or above $60.00 per share, 150,000 shares (cumulatively) if the Company’s common stock trades at or above $70.00 per share and 200,000 shares (cumulatively) if the Company’s common stock trades at or above $80.00 per share. Achieving a stock price vesting threshold requires that the Company’s common stock trade at a given price for at least sixty consecutive trading days. In the event of a change of control transaction, accelerated vesting occurs only with respect to that portion of the award that has a vesting threshold equal to or less than the transaction price. Any portion of the option which does not vest by April 9, 2018 will be forfeited.

Similarly, on December 2, 2013, the Company granted Mr. Bhalla a stock option inducement award in connection with him agreeing to join the Company. The number of shares subject to the stock option is 100,000 at an exercise price of $79.33 per share. The option, which has a ten-year term, vests with respect to 25,000 shares if the Company’s common stock trades at or above $87.50 per share, 50,000 shares (cumulatively) if the Company’s common stock trades at or above $100.00 per share, 75,000 shares (cumulatively) if the Company’s common stock trades at or above $112.50 per share and 100,000 shares (cumulatively) if the Company’s common stock trades at or above $125.00 per share. Achieving a stock price vesting threshold requires that the Company’s common stock trade at a given price for at least sixty consecutive trading days. In the event of a change of control transaction, accelerated vesting occurs only with respect to that portion of the award that has a vesting threshold equal to or less than the transaction price. Any portion of the option which does not vest by December 2, 2018 will be forfeited

In determining the performance-based inducement awards described above, the Compensation Committee worked closely with Pearl Meyer to address the Board of Directors' belief that considerable opportunities exist to enhance shareholder value by improving operating performance and leveraging the strength of the Company's existing business to accelerate profitable growth. The Compensation Committee believes that the structure of these inducement awards, by tying wealth accumulation to long-term stock price performance provides a strong incentive for Mr. Buckhout and Mr. Bhalla to take actions designed to drive continuous and sustained improvement in shareholder value. At the same time, the awards discourage any undue risk taking in that they are subject to so-called "clawback" policies in the event of any material financial restatement, executive misconduct or other wrongdoing.

Stock Ownership Guidelines

To further align the interests of the directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. These guidelines establish an expectation that, within a five-year period, each director and executive officer shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual's annual base salary or director's fee. The applicable multiples are as follows:

Position	Target
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Chief Operating Officer	3x annual base salary
Group Presidents and Vice Presidents, Corporate Vice Presidents	2x annual base salary
Non-employee Director	5x value of annual retainer

In calculating an individual's equity interest, credit is given for (i) the value of actual shares of Common Stock owned beneficially, (ii) the before-tax value of all vested stock options, and (iii) the before-tax value of all outstanding RSU awards (including those which the individual has received in lieu of either bonus compensation or an annual director's retainer, as applicable). The calculation of an individual's equity interest, however, does not include the value of any outstanding equity awards subject to risk of forfeiture by virtue of performance.

The following table provides the equity interest held by each of our Named Executive Officers as of February 28, 2014, determined in accordance with the terms of our Stock Ownership Guidelines and expressed as a multiple of each such executive's base salary. Such amounts were calculated by multiplying the equity interest held by each Named Executive Officer by $71.56, the closing price of our common stock on February 28, 2014, and dividing such amount by the executive's current base salary.

Executive	Ownership Multiple	Target Compliance Date (1)
Scott A. Buckhout	10.8x annual base salary	4/9/2018
Rajeev Bhalla	2.9x annual base salary	12/1/2018
Wayne F. Robbins	10.2x annual base salary	3/1/2011
Michael R. Dill	3.9x annual base salary	4/25/2016
Alan J. Glass	10.5x annual base salary	2/21/2011
Lisa Ryan	2.2x annual base salary	11/26/2017

(1)    The target compliance date is five years from the later of (i) the date of the Named Executive Officer's commencement of employment with the Company or (ii) the date of the Named Executive Officer's promotion to his current position requiring a higher target ownership multiple or (iii) February 21, 2006, the date the Stock Ownership Guidelines were originally adopted by the Board

Retirement Benefits

The Company maintains a defined contribution 401(k) plan in which substantially all of our U.S. employees, including our Named Executive Officers, are eligible to participate. In 2007, we implemented a nonqualified 401(k) excess plan to provide benefits that would otherwise be provided under the qualified 401(k) plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Company employees, including the Named Executive Officers, who reach the maximum limits in the qualified 401(k) plan will generally be eligible for the 401(k) excess plan. In addition, our employees receive enhanced benefits under our 401(k) plan. Each year, commencing with the fiscal year ended December 31, 2008, the Company has made a discretionary core contribution on behalf of each participant equal to 2.5% of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant.

Severance and Change in Control Benefits

Severance Benefits

As a result of the CEO leadership transition occurring in early 2013, the Compensation Committee determined in February 2013 that it would be in the Company’s best interest to enter into severance agreements with certain key executives, including Messrs. Robbins, Glass, Dill, Joshi, Young, and Ms. Ryan, to remove any financial or other concerns that may arise as a result of the transition and thereby to encourage such executives to remain with the Company through this transition period. Each of the severance agreements provided that if an executive’s employment is terminated other than for cause within one year from the date on which a permanent Chief Executive Officer is hired by and commences employment with the Company, then the executive is entitled to: (i) severance pay equal to his or her base salary as in effect at the time of such termination for 12 months, (ii) pro-rated target bonus compensation, (iii) the continuation of health and dental benefits for 12 months, and (iv) outplacement services. As Mr. Buckhout’s employment as our Chief Executive Officer commenced on April 9, 2013, these agreements remain effective until April 9, 2014. The benefits provided to Messrs. Joshi and Young in connection with their departures from the Company during 2013 are materially consistent with these agreements and the value of these benefits is set forth in the "All Other Compensation Column" of the "Summary Compensation Table."

In connection with their recruitment to the Company during 2013 as Chief Executive Officer and Chief Financial Officer, respectively, Messrs. Buckhout and Bhalla each entered into Severance Agreements. The Severance Agreements entitle each of Mr. Buckhout and Mr. Bhalla to the following severance benefits if he terminates his employment for Good Reason or the Company terminates his employment other than For Cause or death or Disability (each as defined in the Severance Agreement) prior to a Change of Control (as defined in the Executive Change of Control Agreement discussed below):
(i) a lump sum payment equal to his base salary and target short-term incentive bonus opportunity in effect during the fiscal year in which the termination occurs; and
(ii) if an election is made to continue coverage under the Company’s medical and dental plans, the Company would continue paying for such coverage in the same proportion it did on the date of termination for up to twelve months following termination.
In order to receive the benefits described in (i) and (ii) above, the executive must execute a general release of claims in a manner satisfactory to the Company within 21 days of his employment termination. Mr. Buckhout and Mr. Bhalla each also have agreed to comply with non-competition and non-solicitation provisions lasting for the term of his employment and twelve months afterwards as consideration for the benefits under the Severance Agreement.
We believe that the payment of severance benefits to our Chief Executive Officer and Chief Financial Officer, if employment is terminated without cause by the Company, is consistent with the practices of our Compensation Peer Group Companies and provides the executive with financial security during a period of time when he is likely to be unemployed and seeking new employment. The Compensation Committee believes that it is appropriate to provide severance protection in exchange for restrictive covenants that protect the Company.
For a description of the retirement benefits provided to Mr. Burditt, see the earlier section of this proxy statement titled "Extraordinary Events during the Year."

 Change in Control Benefits

We believe that the consideration of a change in control transaction will create uncertainty regarding the continued employment of our executive officers, including our Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide our executive officers (including our Named Executive Officers) with severance benefits pursuant to a change of control agreement if their employment is terminated by us without cause or by the executive for good reason within twelve months following a change in control. Further, we believe that providing these executive officers with cash severance benefits upon certain terminations following a change in control is consistent with the practices of our Compensation Peer Group Companies and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment. In exchange for severance protection following a change in control, each of our executive officers (including our Named Executive Officers) has agreed to be bound by certain restrictive covenants, including a non-compete provision during the term of employment and for one year thereafter, regardless of the reasons for termination of employment. These arrangements have a one year term subject to an automatic renewal unless notice to terminate is given by either us or the executive.

For a description of the change in control benefits provided to the Company's Named Executive Officers, see the section of this proxy statement titled "Severance and Other Benefits upon Termination of Employment or Change in Control."

No Tax Gross-Up in Connection with Change in Control Benefits

In 2010, the Company adopted a policy against entering into new or amended agreements with our executive officers providing for tax gross-ups in connection with compensatory arrangements, including change in control, severance or other ancillary benefits. As a result, we no longer have any change of control agreements that provide for tax gross-ups.

Other Personal Benefits

The Company provides the Named Executive Officers with certain limited other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the overall compensation program objective of enabling the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of these personal benefits provided to the Named Executive Officers. In 2013, the Company paid certain car allowances and tax preparation/financial planning benefits as set forth in the table captioned “2013 All Other Compensation” below.

Tax Deductibility of Compensation

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the Compensation paid to our executives. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that exceeds $1 million in any taxable year unless the remuneration meets certain requirements to be considered “performance-based.” Some compensation paid to our Named Executive Officers may or may not be deductible under Section 162(m). While stock options and performance based RSUs are structured in a manner that is intended to qualify as “performance based,” there is guarantee that they will be deductible. In addition, other elements of our executive compensation program, such as time-based restricted stock units and certain bonus payments, such as sign-on bonuses and productivity bonuses, can potentially be limited by the Section 162(m) deduction limitation. The Committee believes that it is important to retain the flexibility to have programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and adjust our executive compensation program to secure tax deductions to the extent that it believes such result is consistent with the principles underlying our executive compensation philosophy.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION AND
OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

The following sections provide a summary of cash and certain other amounts for Fiscal Year 2013 (and the preceding two fiscal years) to the Named Executive Officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for Fiscal Year 2013. Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis above.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Target MSP RSU Awards ($) (2)	Target Performance- Based RSU Awards ($) (3)	All Other RSU Awards ($) (4)	Stock Awards ($) (5)	Option Awards ($) (6)	Non- Equity Incentive Plan Compen- sation ($) (7)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (8)	All Other Compen- sation ($) (9)	Total ($) (10)
(a)	(b)	(c)	(d)				(e)	(f)	(g)	(h)	(i)	(j)
Scott A. Buckhout (11) President and Chief Executive Officer	2013	399,422	210,000	493,579	440,025	440,066	1,373,670	2,892,418	—	—	132,906	5,008,416

Rajeev Bhalla (11) Executive Vice President, Chief Financial Officer	2013	26,827	325,000	—	—	1,499,972	1,499,972	3,151,091	—	—	923	5,003,813

Fredric Burditt (12)	2013	326,548	205,000	86,846	192,994	193,078	472,918	—	202,598	—	423,571	1,630,634
Former Vice President, Chief Financial Officer and Treasurer	2012	338,001	—	140,527	127,436	123,735	391,698	123,659	104,546	—	48,835	1,006,739
	2011	326,510	40,000	136,434	—	141,804	278,238	141,748	70,017	—	35,996	892,509
Wayne F. Robbins	2013	400,000	—	210,000	240,042	240,084	690,126	—	230,245	—	54,597	1,374,968
Executive Vice President and Group President, CIRCOR Energy	2012	299,526	100,000	51,150	94,971	92,187	238,308	92,182	141,056	—	160,037	1,031,109
	2011	255,481	25,000	106,219	—	87,516	193,735	87,506	75,315	—	26,941	664,378
Michael R. Dill	2013	277,239	—	—	127,624	127,624	255,247	—	121,268	—	23,242	676,995
Group Vice President, CIRCOR Aerospace & Defense	2012	252,018	—	—	119,017	115,577	234,594	115,503	68,967	—	38,179	709,262
	2011	219,904	—	—	—	128,786	128,786	82,501	31,399	—	25,537	488,128
Alan J. Glass	2013	247,188	—	84,085	74,763	74,805	233,653	—	92,192	—	30,405	603,438
Vice President, General Counsel and Secretary	2012	239,988	—	81,636	49,369	47,961	178,966	47,917	55,291	26,721	31,561	580,445
	2011	232,998	30,000	70,452	—	57,096	127,548	57,007	36,156	29,279	22,519	535,507
Lisa Ryan	2013	240,000	—	—	72,025	72,025	144,050	—	177,618	—	20,816	582,484
Vice President and CIO
Mahesh Joshi (12)	2013	264,981	—	50,985	139,080	139,122	329,188	—	168,328	—	361,417	1,123,914
Former Group Vice President, CIRCOR Energy Products	2012	264,231	—	24,750	91,826	539,166	655,742	89,123	147,959	—	13,625	1,170,680
Brian S. Young	2013	189,254	—	29,013	64,486	64,570	158,068	—	109,689	—	244,296	701,307
Former Vice President Human Resources

(1)
The 2013 amounts for Messrs. Buckhout and Bhalla reflect sign on bonuses of $210,000 and $325,000, respectively. The 2013 amount for Mr. Burditt reflects a $205,000 productivity bonus provided in connection with his retirement. The 2012 amount shown for Mr. Robbins reflects a one-time bonus of $100,000 in recognition of his efforts as Acting President and Chief Executive Officer upon the departure of our former Chairman, President and CEO, his promotion to Chief Operating Officer and his outstanding achievement in simultaneously running the Flow Technologies Group and our Italian subsidiary during much of fiscal year 2012. The 2011 amount for Mr. Robbins reflects a one-time bonus of $25,000 in recognition of his efforts to assist the Energy Products Group following the resignation of the Group’s President. The 2011 amounts shown in this column for Messrs. Burditt, and Glass of $40,000, and $30,000, respectively, reflect special cash bonuses awarded by the Compensation Committee. These one-time bonuses were in recognition of their contributions to the successful elimination of the Leslie Controls, Inc. asbestos liability through completion of a pre-negotiated bankruptcy reorganization process of Leslie.

(2)
The amounts in this column reflect the aggregate grant date fair values of MSP RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the Maximum value (as described below), these values for Mr. Buckhout would be: 2013 - $987,158; for Mr. Burditt: 2013 - $173,692, 2012 - $281,055; 2011 - $272,868; for Mr. Robbins would be: 2013 - $420,000; 2012 - $102,300; 2011 - $212,438; for Mr. Dill would be: 2013 - $0; 2012 - $0; 2011- $0; for Mr. Glass would be: 2013 - $168,171; 2012 - $163,273; 2011 - $140,904; Ms. Ryan 2013 - $216,000; Mr. Joshi would be: 2013 - $101,970; 2012 - $49,500; and for Mr. Young would be: 2013 - $58,026. Mr. Bhalla did not participate in the MSP Plan for 2013 due to his December 2013 hire date.

The Target value of MSP RSUs (listed in column (g) of the 2013 Grants of Plan-Based Awards Table) reflects the Named Executive Officer's election to receive MSP RSUs in lieu of a specified percentage or dollar amount of his cash bonus under our management bonus plan for the fiscal year shown, which we refer to as the election amount, and as described above in "Performance-Based Annual Incentive Compensation." For Fiscal Year 2013, the election amounts for Messrs. Buckhout, Burditt, Robbins, Dill, Glass, Joshi and Young were 100%, 30%, 50%, 0%, 50% , 20% and 20%, respectively. For Fiscal Year 2012, the election amounts for Messrs. Robbins, Burditt, Dill, Glass and Joshi were 20%, 50%, 0%, 50% and 10%, respectively. For Fiscal Year 2011, the election amounts for Messrs. Robbins, Burditt, Dill and Glass were 50%, 50%, 0% and 50% respectively.
The Maximum value of MSP RSUs (listed in column (h) of the 2013 Grants of Plan-Based Awards Table) is 200% of the Target value. The Maximum value of MSP RSUs is earned if 200% of the performance goals are achieved under our management bonus plan for the fiscal year shown. The Maximum value reflects the Named Executive Officer's election amount for the fiscal year shown.
MSP RSUs earned for Fiscal Year 2013 were issued as of March 4, 2014 and calculated by multiplying the Named Executive Officer's incentive bonus and his election amount and dividing the product thereof by $47.95, which was 67% of $71.56, the closing price of our Common Stock on March 1, 2014, the trading day immediately preceding the award date.

(3)
The amounts in this column reflect the aggregate grant date fair values of Performance-Based RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the maximum value (as described below) these values for 2013 would be $880,050 for Mr. Buckhout, $385,988 for Mr. Burditt, $480,084 for Mr. Robbins, $225,247 for Mr. Dill, $149,526 for Mr. Glass, $144,050 for Ms. Ryan, $278,160 for Mr. Joshi and $128,972 for Mr. Young. Mr. Bhalla did not receive any Performance-Based RSUs in 2013. At the Maximum value (as described below), these values for 2012 would be $189,720 for Mr. Robbins, $254,823 for Mr. Burditt; $238,799 for Mr. Dill; $183,600 for Mr. Joshi and $98,689 for Mr. Glass. There were no Performance-Based RSU grants related to Fiscal Year 2011.

The Target value of Performance-Based RSUs awarded in 2013 is earned if our ROIC and AOM goals are achieved for the 2015 fiscal year, as described in “Long Term Equity Incentives”. The maximum value of Performance-Based RSUs is two times the Target value, as described above in “Long Term Equity Incentives”.

Maximum value of Performance-Based RSUs is earned if our actual ROIC and AOM achievement exceeds the maximum percentages set by the Compensation Committee for the 2015 fiscal year.

(4)	The amounts in this column reflect the aggregate grant date fair values of RSUs (listed in column (l) of the 2013 Grants of Plan-Based Awards Table), calculated in accordance with accounting guidance.
(5)
The amounts in this column reflect the total of the previous three columns (Target MSP Awards, Target Performance-Based RSU Awards and All Other RSU Awards), which are presented separately to enhance understanding. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture for awards subject to performance conditions as per SEC regulations). For awards subject to performance conditions, the value shown is calculated at the Target value, as described above. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2014.

(6)
For Fiscal Year 2013 the amounts shown in this column reflect inducement option awards for Messrs. Buckhout and Bhalla in connection with their commencement of employment with the Company during 2013. (See the section entitled “Long-Term Equity Incentives” above for further details related to these inducement option awards.) For Fiscal Years 2012 and 2011 the amounts shown in this column reflect the aggregate grant date fair value of stock in connection with stock options granted under the Equity Incentive Plan. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2014. The stock options granted in Fiscal Year 2013 were granted on March 4, 2013 and vest in three equal annual amounts commencing on the first anniversary of the grant date.

(7)
The amounts in this column reflect the amounts of non-equity incentive awards paid for performance in the fiscal year shown. Such amounts do not include the amounts awarded in the form of MSP RSUs as elected by the Named Executive Officers.

(8)
The amounts shown in this column reflect the aggregate change in actuarial present value of the Named Executive Officer's accumulated benefit under our Defined Benefit Pension Plan (the "Retirement Plan" from December 31, 2012 to December 31, 2013. The Retirement Plan was frozen in 2006 and , as a result, no new benefits accrue and the change in actuarial value is primarily attributable to changes in interest rate.

(9)	See "2013 All Other Compensation Table" for specific items in this category.
(10)
The amounts in this column reflect the total of the following columns: Salary, Bonus Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation.

(11)	Messrs. Buckhout and Bhalla joined the company on April 9, 2013, and December 2, 2013, respectively.
(12)
The employment of Messrs. Burditt, Joshi and Young terminated during 2013. Mr. Joshi was not a Named Executive Officer in Fiscal Year 2011 and Mr. Young was not a Named Executive officer in Fiscal Years 2012 or 2011.

2013 All Other Compensation Table

Name	Perquisites and Other Personal Benefits ($) (1)	Tax Preparation and Financial Planning ($)	Insurance Premiums ($) (2)	Severance Payments/ Accruals ($)(3)	Relocation Expenses ($)(4)	Payments Relating to Employee Savings Plan ($) (5)	Other ($) (6)	Total ($)
Scott A. Buckhout	—	—	652	—	127,753	4,501	—	132,906
Rajeev Bhalla	923	—	—	—	—	—	—	923
Frederic M. Burditt	12,000	5,000	3,907	350,893	—	18,893	32,878	423,571
Wayne F. Robbins	8,400	—	4,044	—	8,586	18,198	15,370	54,597
Michael R. Dill	8,400	—	1,290	—	—	12,657	894	23,242
Alan J. Glass	8,400	2,809	1,722	—	—	15,048	2,426	30,405
Lisa Ryan	8,400	3,975	2,671	—	—	5,796	—	20,816
Mahesh Joshi	7,431	3,900	1,579	309,000	—	13,036	26,472	361,417
Brian S. Young	7,108	—	932	214,910	—	4,151	17,195	244,296

(1)	The amounts shown in this column reflect each executive's annual car allowance.
(2)	The amounts shown in this column reflect group term life insurance premiums paid on behalf of each executive.
(3)
See “Compensation Discussion and Analysis - Significant Change in Senior Leadership during the Year" for further information regarding the benefits Messrs. Burditt, Joshi and Young received in connection with his departure from the Company.

(4)
The amounts shown in this column reflect relocation assistance to Mr. Buckhout in connection with his relocation to Massachusetts and to Mr. Robbins for extra units associated with his time spent managing our Italian subsidiary which were incurred in 2012, but reimbursed in 2013.

(5)
The amounts shown in this column reflect Company matching contributions to the Named Executive Officer's 401(k) savings account of 2.5% of pay up to the limitations imposed by IRS regulations, the Company’s core contribution of 2.5%, as well as non-qualified deferred compensation contributions discussed in the Retirement Benefits section of the Compensation Discussion & Analysis.

(6)
Messrs. Burditt, Joshi and Young amounts include vacation payouts of $28,004, $25,801 and $16,765, respectively. Mr. Robbins’ amount includes a travel benefit of $3,953, provided in recognition for his efforts serving as our Acting Chief Executive Officer. The remaining amounts for each Named Executive Officer reflect dividend equivalents paid on vested RSUs.

2013 Grants of Plan-Based Awards

The following table summarizes the grant of plan-based awards made to our Named Executive Officers in 2013. For a discussion of these grants please see the Compensation Discussion and Analysis under the headings “Extraordinary Events during the Year”, "Performance-Based Annual Incentive Compensation" and "Long-Term Equity Incentives."

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or base Prices of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Scott A. Buckhout	RSU Time	04/09/13	—	—	—	—	—	—	10,689	—	—	440,066
	RSU Perf	04/09/13	—	—	—	—	493,579	987,158	—	—	—	—
	Options	04/09/13	—	—	—	—	—	—	—	200,000	41.17	2,892,418
	MSP RSU		—	—	—	—	451,520	903,040	—	—	—	—
	MBP		—	—	—	—	—	—	—	—	—	—
Rajeev Bhalla	RSU Time	12/02/13	—	—	—	—	—	—	18,908	—	—	1,499,972
	Options	12/02/13	—	—	—	—	—	—	—	100,000	79.33	3,151,091
	MSP RSU		—	—	—	—	—	—	—	—	—	—
	MBP		—	27,125	54,250	—	—	—	—	—	—	—
Frederic M. Burditt	RSU Time	03/04/14	—	—	—	—	—	—	4,584	—	—	193,078
	RSU Perf	03/04/14	—	—	—	—	192,994	385,988	—	—	—	—
	MSP RSU		—	—	—	—	86,846	173,692	—	—	—	—
	MBP		—	135,093	270,187	—	—	—	—	—	—	—
Wayne F. Robbins	RSU Time	03/04/14	—	—	—	—	—	—	5,700	—	—	240,084
	RSU Perf	03/04/14	—	—	—	—	240,042	480,084	—	—	—	—
	MSP RSU		—	—	—	—	210,000	420,000	—	—	—	—
	MBP		—	140,000	280,000	—	—	—	—	—	—	—
Michael R. Dill	RSU Time	03/04/14	—	—	—	—	—	—	3,030	—	—	127,624
	RSU Perf	03/04/14	—	—	—	—	127,624	255,247	—	—	—	—
	MSP RSU		—	—	—	—	—	—	—	—	—	—
	MBP		—	155,948	311,896	—	—	—	—	—	—	—
Alan J. Glass	RSU Time	03/04/14	—	—	—	—	—	—	1,776	—	—	74,752
	RSU Perf	03/04/14	—	—	—	—	74,763	149,526	—	—	—	—
	MSP RSU		—	—	—	—	84,085	168,171	—	—	—	—
	MBP		—	56,057	112,114	—	—	—	—	—	—	—
Lisa Ryan	RSU Time	03/04/14	—	—	—	—	—	—	1,710	—	—	72,025
	RSU Perf	03/04/14	—	—	—	—	72,025	144,050	—	—	—	—
	MBP		—	108,000	216,000	—	—	—	—	—	—	—
Mahesh Joshi	RSU Time	03/04/14	—	—	—	—	—	—	3,303	—	—	139,122
	RSU Perf	03/04/14	—	—	—	—	139,080	278,160	—	—	—	—
	MSP RSU		—	—	—	—	50,985	101,970	—	—	—	—
	MBP		—	135,960	271,920	—	—	—	—	—	—	—
Brian S. Young	RSU Time	03/04/14	—	—	—	—	—	—	1,533	—	—	64,570
	RSU Perf	03/04/14	—	—	—	—	64,486	128,971	—	—	—	—
	MSP RSU		—	—	—	—	29,013	58,026	—	—	—	—
	MBP		—	77,367	154,735	—	—	—	—	—	—	—

(1)	Type of Award:
RSU Time = RSU award subject to time-based vesting only
RSU Perf = RSU award subject to performance conditions
Option = Stock option subject to a service period and a market vesting condition
MSP RSU = MSP RSU awards subject to performance conditions under management bonus plan
MBP = Cash award subject to performance conditions under management bonus plan
Each of these awards was granted under our Equity Incentive Plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.
(2)
MBP cash amounts were adjusted based on actual performance and were paid on or about March 8, 2014, to the extent achieved. The potential payouts of MBP awards were subject to performance conditions in 2013 and were completely at risk. The amounts actually earned for Fiscal Year 2013 are reported in column (g) of the Summary Compensation Table.

(3)
MSP RSU awards were adjusted based on performance and were issued on or about March 3, 2014, to the extent achieved. The potential payouts of MSP RSU awards are subject to performance conditions and are completely at risk. RSU Perf awards were awarded on March 4, 2013 and are subject to financial performance conditions for the year ended December 31, 2015.

(4)	RSU- Time awards were awarded on March 4, 2013, to all the Named Executive Officers other than Mr. Buckhout and Mr. Bhalla. April 9, 2013 to Mr. Buckhout and December 2, 2013 to Mr. Bhalla.
(5)
The exercise price of all Options is equal to the closing price of our Common Stock on the business day before the Grant Date. Stock option grants to Messrs. Buckhout and Bhalla include both a service period and market vesting conditions. For more details, see footnote (1) under Outstanding Equity Awards at 2013 Fiscal Year-End.

(6)
The amounts in this column reflect the aggregate grant date fair values of the RSU awards reflected in column (i), calculated in accordance with accounting guidance, and the aggregate fair value of the Option awards reflected in column (j) was estimated based on the fair market value on the date of grant using a Monte Carlo simulation option pricing model. On April 9, 2013, the estimated fair market value per share for Mr. Buckhout’s stock option grant averaged $14.46. On December 2, 2013, the estimated fair market value per share for Mr. Bhalla’s stock option grant averaged $31.51.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)		(j)	(k)
Scott A. Buckhout	12,500	187,500	41.17	4/9/2023	—	—	—	—	—	—
	—	—	—	—	04/09/2013	10,689	863,457	(3)	—	—
	—	—	—	—	04/09/2013	—	—		10,688	863,377	(4)
Rajeev Bhalla	—	100,000	79.33	12/2/2023	12/2/201323	18,908	1,527,388	(5)	—	—
Frederic M. Burditt	—	—	—	—	02/28/2011	3,110	251,226	(6)	—	—
	—	—	—	—	03/05/2012	1,222	98,713	(6)	—	—
Wayne F. Robbins	2,798	—	30.91	3/1/2020	0	—	—		—	—
	—	5,064	39.00	2/28/2021	0	—	—		—	—
	2,170	4,340	32.76	3/5/2022	0	—	—		—	—
	—	—	—	—	02/28/2011	748	60,423	(3)	—	—
	—	—	—	—	02/28/2011	5,512	445,259	(7)	—	—
	—	—	—	—	03/05/2012	1,876	151,543	(3)	—	—
	—	—	—	—	03/05/2012	3,449	278,610	(7)	—	—
	—	—	—	—	03/05/2012	—	—		2,899	234,181	(8)
	—	—	—	—	03/04/2013	5,700	460,446	(3)	—	—
	—	—	—	—	03/04/2013	1,249	100,894	(7)	—	—
	—	—	—	—	03/04/2013	—	—		5,699	460,365	(4)
Michael R. Dill	-	5,987	31.10	8/29/2021	0	—	—		—	—
	2,719	5,438	32.76	3/5/2022	0	—	—		—	—
	—	—	—	—	02/28/2011	395	31,908	(3)	—	—
	—	—	—	—	08/29/2011	885	71,490	(3)	—	—
	—	—	—	—	03/05/2012	2,352	189,995	(3)	—	—
	—	—	—	—	03/05/2012	—	—		3,633	293,474	(8)
	—	—	—	—	03/04/2013	3,030	244,763	(3)	—	—
	—	—	—	—	03/04/2013	—	—		3,030	244,763	(4)
Alan J. Glass	1,937	—	30.91	3/1/2020	0	—	—		—	—
	—	3,299	39.00	2/28/2021	0	—	—		—	—
	1,128	2,256	32.76	3/5/2022	0	—	—		—	—
	—	—	—	—	02/28/2011	488	39,421	(3)	—	—
	—	—	—	—	02/28/2011	2,047	165,357	(7)	—	—
	—	—	—	—	03/05/2012	976	78,841	(3)	—	—
	—	—	—	—	03/05/2012	1,647	133,045	(7)	—	—
	—	—	—	—	03/05/2012	—	—		1,507	121,735	(8)
	—	—	—	—	03/04/2013	1,776	143,465	(3)	—	—
	—	—	—	—	03/04/2013	1,959	158,248	(7)	—	—
	—	—	—	—	03/04/2013	—	—		1,775	143,385	(4)
Lisa Ryan	—	—	—	—	12/17/2012	2,954	238,624	(3)	—	—
	—	—	—	—	03/04/2013	1,710	138,134	(3)	—	—
	—	—	—	—	03/04/2013	—	—	—	1,710	138,134	(4)
Mahesh Joshi	—	—	—	—	—	—	—		—	—
	—	—	—	—	03/04/2013	582	47,014	(6)	—	—
Brian S. Young	—	—	—	—	03/05/2012	317	25,607	(6)	—	—
	—	—	—	—	03/04/2013	742	59,939	(6)	—	—

(1)
With the exception of inducement stock options granted to Messrs. Buckhout and Bhalla, the stock options listed in this column were granted pursuant to our Equity Incentive Plan and have a ten-year option term. The stock option grants on March 1, 2010, February 28, 2011, and August 29, 2011 all vest three years from such date. The stock option grants on March 5, 2012 vest ratably 33% per year generally beginning on the first anniversary from such date. The inducement stock options granted to Messrs. Buckhout and Bhalla were granted on April 9, 2013 and December 2, 2013 pursuant to the inducement award exemption under Section 303A.08 of the NYSE Listed Company Manual. Both of these inducement stock option grants include both a service period and a market vesting condition. The inducement stock options will vest if the following stock price targets are met based on the stock closing at or above these targets for 60 consecutive trading days: Mr. Buckhout - $50.00 (50,000 cumulative vested shares); $60.00 (100,000 cumulative vested shares); $70.00 (150,000 cumulative vested shares); $80.00 (200,000 cumulative vested shares) Mr. Bhalla - $87.50 (25,000 cumulative vested shares); $100.00 (50,000 cumulative vested shares); $75.00 (75,000 cumulative vested shares); $125.00 (100,000 cumulative vested shares)
Vested options for both inducement stock option grants for Messrs. Buckhout and Bhalla may be exercised 25% at the time of vesting, 50% one year from the date of vesting and 100% two years from the date of vesting. These two stock option grants have a ten-year term but to the extent that the market conditions (stock price targets shown above) are not met within five years from the grant date, these options will not vest and will forfeit.

(2)
The amounts shown in these columns reflect the market value of unvested RSUs calculated by multiplying the number of such unvested RSUs by $80.78, the closing price of our Common Stock on December 31, 2013, the last trading day in 2013.

(3)
The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a three-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

(4)
The amounts reflect the unvested portion of long term grants in the form of performance RSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the year ended December 31, 2015 and reflect the target amount of the award.

(5)
The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs granted outside of our Equity Incentive Plan pursuant to the inducement award exemption under Section 303A.08 of the NYSE Listed Company Manual. Such grant vests ratably over a two-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

(6)
The amounts reflect the vested portion of MSP RSUs pursuant to the MSP provisions allowing executives to receive MSP RSUs in lieu of a specified percentage or dollar amount of their annual incentive cash bonus. MSP RSUs for Messrs. Burditt, Joshi, and Young will be distributed six months from their respective termination date, at which time they convert into shares of Common Stock.

(7)
The amounts reflect the unvested portion of MSP RSUs pursuant to the MSP provisions allowing executives to receive MSP RSUs in lieu of a specified percentage or dollar amount of their annual incentive cash bonus. Such MSP RSUs vest in whole on the date that is three years from the date of the grant at which time they convert into shares of Common Stock and are issued to the executive unless the executive has selected a longer deferral period. Awards with a grant date of March 4, 2013 vest on March 4, 2016.

(8)
The amounts reflect the unvested portion of long term grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the year ended December 31, 2014 and reflect the target amount of the award.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2), (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
Scott A. Buckhout	—	—	—	—
Rajeev Bhalla	—	—	—	—
Frederic M. Burditt (5)	18,779	647,180	12,299	662,001
Wayne F. Robbins (6)	—	—	8,266	342,433
Michael R. Dill (7)	—	—	3,021	146,800
Alan J. Glass (8)	2,980	99,733	4,518	187,096
Lisa Ryan	—	—	—	—
Mahesh Joshi (9)	2,098	95,087	4,471	192,787
Brian S. Young	973	45,478	1,644	89,233

(1)	All stock option exercises consisted of cashless exercises performed through open market transactions.
(2)
With respect to shares acquired upon vesting of RSUs, Named Executive Officers have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.

(3)
In certain cases, the actual receipt of shares underlying vested RSUs may have been deferred pursuant to a previous election made by the Named Executive Officer. This table reports the number of shares vested regardless of whether distribution actually was made.

(4)
The amounts shown in this column reflect the value realized upon vesting of RSUs and MSP RSUs as follows: (i) for RSUs, the value realized upon vesting is determined by multiplying the number of RSUs vested (prior to withholding of any shares to pay associated income taxes) and the closing price of our Common Stock on the day prior to vesting and (ii) for MSP RSUs, the value realized upon vesting is determined by multiplying (a) the number of MSP RSUs vested (prior to withholding of any shares to pay associated income taxes) and (b) the difference between the closing price of our Common Stock on the day prior to vesting and the cost of the MSP RSUs.

(5)
Mr. Burditt had RSUs vest during 2013 as follows: 1,212 RSUs with a price of $41.07 on February 28, 2013; 2,184 RSUs with a price of $41.68 on March 1, 2013; 3,645 RSUs with a price of $42.12 on March 2, 2013; 1,259 RSUs with a price of $40.72 on April 5, 2013; and 3,999 RSUs with a price of $79.12 on November 28, 2013. Mr. Burditt exercised 4,754 options on August 5, 2013 with an exercise price of $30.91 and an average market price of $58.29. Mr. Burditt also exercised 4,000 options on December 17, 2013 and 4,203 options on December 18, 2013 both with an exercise price of $39.00 and a market price of $78.00 and $77.00, respectively.

(6)
Mr. Robbins had RSUs and MSP RSUs vest during 2013 as follows: 1,353 RSUs with a price of $40.43 on February 26, 2013; 748 RSUs with a price of $41.07 on February 28, 2013; 2,168 RSUs with a price of $42.12 on March 2, 2013; 1,285 RSUs and 1,774 MSP RSUs with a price of $41.68 on March 1, 2013 and 938 RSUs with a price of $40.72 on April 5, 2013.

(7)
Mr. Dill had RSUs and MSP RSUs vest during 2013 as follows: 395 RSUs with a price of $41.07 on February 28, 2013; 33 MSP RSUs with a price of $41.68; 1,176 RSUs with a price of $40.72 on April 5, 2013; 532 RSUs with a price of $58.28; and 885 RSUs with a price of $57.62 on August 29, 2013.

(8)
Mr. Glass had RSUs and MSPs vest during 2013 as follows: 874 RSUs with a price of $40.43 on February 26, 2013; 488 RSUs with a price of $41.07 on February 28, 2013; 314 MSP RSUs and 890 RSUs with a price of $41.68 on March 1, 2013; 1,464 RSUs with a price of $42.12 on March 2, 2013; and 488 RSUs with a price of $40.72 on April 5, 2013. Mr. Glass exercised 1,000 options on August 8, 2013 with an exercise price of $23.80 and an average market price of $58.08. Mr. Glass also exercised 1,980 options on August 8, 2013 with an exercise price of $24.90 and an average market price of $57.96.

(9)
Mr. Joshi had RSUs vest during 2013 as follows: 3,564 RSUs with a price of $43.73 on March 8, 2013 and 907 RSUs with a price of $40.72 on April 5, 2013. Mr. Joshi exercised 1,000 options on November 4, 2013 and 1,098 options on November 26, 2013 both with an exercise price of $32.76 and an average market price of $77.09 and $78.99, respectively.

(10)
Mr. Young had RSUs vest during 2013 as follows: 265 RSUs with a price of $41.07 on February 28, 2013; 421 RSUs with a price of $40.72 on April 5, 2013; and 958 RSUs with a price of $63.89 on October 19, 2013. Mr. Young exercised 973 options on December 19, 2013 with an exercise price of $32.76 and a market price of $79.50.

2013 Pension Benefits

Prior to July 1, 2006, we maintained a Retirement Plan that was available to all U.S. employees who had attained age 21 and completed at least 1,000 hours of service in a specified twelve-month period. As of July 1, 2006, we froze the accrued pension benefits of the Retirement Plan participants and we closed the Retirement Plan to new participants. Under the revised Retirement Plan, participants generally do not accrue any additional benefits under the Retirement Plan after July 1, 2006 (although vesting for unvested participants continues until full vesting) and instead receive enhanced benefits associated with our defined contribution 401(k) plan described in the Compensation Discussion and Analysis section under the heading "Retirement Benefits."

The assets of the Retirement Plan are maintained in a trust fund at an independent investment firm. The Retirement Plan is administered by a retirement plan committee comprised of Company executives appointed by the Board. The Retirement Plan provides for monthly benefits to, or on behalf of, each participant at age sixty-five and has provisions for early retirement after age 55 and five years of service and surviving spouse benefits after five years of service. Participants in the Retirement Plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Retirement Plan is subject to the Employee Retirement Income Security Act of 1974, as amended. The normal retirement benefit for participants is an annuity payable monthly over the participant's life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant's final average compensation (as defined in the Retirement Plan), reduced by the maximum offset allowance (as defined in the Retirement Plan) multiplied by years of service (with a maximum of twenty-five years). Compensation recognized under the Retirement Plan for purposes of the calculation above generally includes base salary and annual bonus. Annual compensation in excess of an Internal Revenue Services-prescribed limit is disregarded for all purposes under the Retirement Plan.

The amounts reported in the following table equal the present value of the accumulated benefit at December 31, 2013, for Mr. Glass, the only Named Executive Officer entitled to benefits under the Retirement Plan.

Name	Number of Years Credited Service (#) (1) (2)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
(a)	(c)	(d)	(e)
Alan J. Glass	7	115,063	0

(1)
Participants are eligible for the Retirement Plan if they are at least 21 years of age and were hired before February 1, 2006. Participants are eligible for early retirement under the Retirement Plan at age fifty-five with five years of vested service.

(2)
A full year of service is earned in plan years where the participant worked over 1,000 hours. Partial years of service are granted for years where the participant worked less than 1,000 hours. There have been no ad hoc additional years of service granted to any participants. No additional years of service have been earned under the Retirement Plan after June 30, 2006 when that plan was frozen.

(3)
The present value of accumulated benefits is calculated based on the same assumptions as noted in Note 13 ("Employee Benefit Plans") to the Company's audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2014.

2013 Nonqualified Deferred Compensation

In 2007, we implemented a nonqualified 401(k) excess plan to provide benefits that would have otherwise been provided to participants in our 401(k) plan but for the imposition of certain maximum statutory limits imposed on qualified plans, such as annual limits on eligible pay and contributions. Under the 401(k) plan, the Company makes an automatic core contribution on behalf of each participant equal to 2.5% of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant. We also make the same contributions to the nonqualified 401(k) excess plan but only with respect to compensation in excess of the annual limit on eligible pay. In 2013, the annual limit on eligible pay was $255,000 and the annual limit on contributions was $50,000. Any contribution credits that we provide to participants under the nonqualified 401(k) plan are invested, at the discretion of plan participants, in one or more mutual funds selected by the plan participants. The same twenty-four mutual funds that we make available under our 401(k) plan are also available under the nonqualified 401(k) excess plan and there are no minimum or guaranteed rates of return to the participants on such investments. Distributions from the nonqualified 401(k) excess plan are made in a lump sum upon a participant's separation from service.

We also permit the grantees of our RSUs to defer the settlement of their units beyond the vesting date. The deferral period is a stated period of years selected in advance by the grantee. If the grantee's employment terminates before the end of the deferral period for reasons other than retirement, the RSUs will be settled in shares of our Common Stock upon termination of employment. If the grantee retires before the end of the deferral period, the RSUs will be settled in shares of our Common Stock at the end of the deferral period. During the deferral period, any dividends that would otherwise be paid on the deferred RSUs accumulate in cash and will be paid out at the same time that the deferred RSUs are settled.

Under either deferred compensation arrangement, if distribution is made on account of separation from service, the distribution will be delayed by six months if the participant is considered a specified employee within the meaning of Section 409A of the Internal Revenue Code.

The following table outlines employee and employer contributions to each deferred compensation arrangement for Fiscal Year 2013. The table also includes earnings or losses during Fiscal Year 2013, and the aggregate balances as of December 31, 2013.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings /(Loss) in Last FY ($)(d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE ($) (f) (2)
Scott A. Buckhout	Excess 401K	—	—	—	—	—

Rajeev Bhalla	Excess 401K	—	—	—	—	—

Frederic M. Burditt	Excess 401K	—	6,225	3,028	—	30,570

Wayne F. Robbins	Excess 401K	—	5,667	1,960	—	25,680
	RSUs (3)		—	26,863	626,058	—

Michael R. Dill	Excess 401K	—	836	113	—	967

Alan J. Glass	Excess 401K	—	1,558	2,363	—	17,165

Lisa Ryan	Excess 401K	—	—	—	—	—

Mahesh Joshi	Excess 401K	—	356	48	—	404

Brian S. Young	Excess 401K	—	174	24	—	198

(1)	These amounts are disclosed in the Summary Compensation Table under "All Other Compensation."
(2)	These amounts include employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and in previous proxy statements.
(3)	These amounts represent values for certain vested RSUs and MSP RSUs that Mr. Robbins elected to defer receipt of shares until February 26, 2013 and March 02, 2013.

SEVERANCE AND OTHER BENEFITS UPON
TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers (and other executive officers) with severance protections that are consistent with the severance protections offered by our Compensation Peer Group Companies. The following section describes the particular benefits that may become payable to our Named Executive Officers (other than those Named Executive Officers who terminated employment with us prior to December 31, 2013) depending on the circumstances surrounding their termination of employment with us. In calculating the amount of any potential payments to our Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2013 and that the price per share of our common stock is equal to $80.78, the closing price on December 31, 2013, the last trading day in 2013.

Severance Benefits-Termination of Employment Other than in Connection with Change in Control

As noted in the section of this Proxy Statement entitled “Compensation Discussion and Analysis - Extraordinary Events during the Year,” our Named Executive Officers are party to certain agreements providing for severance under certain circumstances as detailed in that section. As a result, during Fiscal 2013, Messrs. Joshi and Young received benefits under their respective agreements, while Mr. Burditt received benefits under his retirement agreement.

Severance Benefits-Termination of Employment in Connection with Change in Control

Change of Control Agreements with Named Executive Officers

The Company has entered into change of control agreements with our executive officers, including our Named Executive Officers, which are substantially identical and provide for certain benefits to be paid to such executive officers in connection with a termination of employment with the Company under the circumstances described below.

If within 12 months after a change in control, an executive officer's employment is terminated by the Company without "Cause" or such executive officer terminates his employment for "Good Reason" (as those terms are defined in the change of control agreements), such executive officer will be entitled to severance pay that generally includes: (i) an amount equal to two times the sum of (a) such executive officer's current base salary and (b) the either the highest annual incentive compensation received by such executive officer in any of the three immediately preceding fiscal years (excluding any sign-on bonus, retention bonus or any other special bonus) or such individual’s target annual incentive compensation; and (ii) the payment of such health insurance premiums as may be necessary to allow them and their spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years. In the event of a change in control, the aggregate amount payable to our executive officers (including our Named Executive Officers) by the Company may, in certain instances, trigger the payment of excise taxes under the Internal Revenue Code. In the event that the applicable executive officer (including our Named Executive Officers) would receive a greater economic benefit by receiving payments up to the maximum amount that would not require the payment of excise taxes instead of the full amounts due from the Company, the change of control agreements provide that the aggregate payments to our executive officers will be reduced to the maximum amount that would not require the payment of excise taxes. The change of control agreements provide that in consideration of the benefits provided thereunder, during the term of employment and for one year thereafter, regardless of the reasons for termination of employment, the executive officer will not compete with the Company.

Other Benefits Received in Connection with a Change in Control

The change of control agreements with our executive officers, including our Named Executive Officers, also provide for the immediate acceleration of vesting of all stock options and other stock-based awards (including RSUs) in the event of a change in control, notwithstanding whether the executive has been terminated in connection therewith.

The following tables list the estimated amounts that the Named Executive Officers would have become entitled to under a change of control agreement for the Named Executive Officers had their employment with the Company terminated on December 31, 2013 under circumstances described above:

Payments and Benefits	Termination after Change-in-Control
Scott A. Buckhout
Cash Severance (1)	$2,031,840
Stock Options (2)	$5,941,500
Restricted Stock Units (3)	$1,726,914
Health Care Benefits (4)	$25,896
Total (5)	$9,726,150

(1)
This amount reflects payment to Mr. Buckhout that would be equal to two times the sum of (i) his then effective base salary and (ii) his target annual incentive compensation. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Buckhout would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $80.78 on December 31, 2013.

(3)
This amount reflects the incremental value to which Mr. Buckhout would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $80.78 on December 31, 2013, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Buckhout that would be equal to the cost of the health insurance premiums necessary to allow Mr. Buckhout and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Rajeev Bhalla
Cash Severance (1)	$1,581,000
Stock Options (2)	$145,000
Restricted Stock Units (3)	$1,527,388
Health Care Benefits (4)	$25,896
Total (5)	$3,279,284

(1)
This amount reflects payment to Mr. Bhalla that would be equal to two times the sum of (i) his then effective base salary and (ii) his target annual incentive compensation. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Bhalla would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $80.78 on December 31, 2013.

(3)	This amount reflects the incremental value to which Mr. Bhalla would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $80.78 on December 31, 2013.

(4)
This amount reflects payments to Mr. Bhalla that would be equal to the cost of the health insurance premiums necessary to allow Mr. Bhalla and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section-4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Wayne F. Robbins
Cash Severance (1)	$1,720,980
Stock Options (2)	$419,981
Restricted Stock Units (3)	$1,952,825
Health Care Benefits (4)	$17,736
Total (5)	$4,111,522

(1)
This amount reflects payment to Mr. Robbins that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $80.78 on December 31, 2013.

(3)
This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $80.78 on December 31, 2013, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Robbins that would be equal to the cost of the health insurance premiums necessary to allow Mr. Robbins and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section-4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Michael Dill
Cash Severance (1)	$809,620
Stock Options (2)	$558,567
Restricted Stock Units (3)	$1,076,393
Health Care Benefits (4)	$25,440
Total (5)	$2,470,020

(1)
This amount reflects payment to Mr. Dill that would be equal to two times the sum of (i) his then effective base salary and (ii) his target annual incentive compensation. This payment is payable in a lump sum following termination.

(2)	This amount reflects the incremental value to which Mr. Dill would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $80.78 on December 31, 2013.

(3)
This amount reflects the incremental value to which Mr. Dill would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $80.78 on December 31, 2013, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Dill that would be equal to the cost of the health insurance premiums necessary to allow Mr. Dill and his dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Alan J. Glass
Cash Severance (1)	$867,050
Stock Options (2)	$246,165
Restricted Stock Units (3)	$838,573
Health Care Benefits (4)	$25,896
Total (5)	$1,977,684

(1)
This amount reflects payment to Mr. Glass that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)	This amount reflects the incremental value to which Mr. Glass would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $80.78 on December 31, 2013.

(3)
This amount reflects the incremental value to which Mr. Glass would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $80.78 on December 31, 2013, less the applicable basis with respect to MSP RSUs.

(4)    This amount reflects payments to Mr. Glass that would be equal to the cost of the health insurance premiums necessary to allow Mr. Glass and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

Payments and Benefits	Termination after Change-in-Control
Lisa Ryan
Cash Severance (1)	$696,000
Stock Options (2)	$—
Restricted Stock Units (3)	$514,892
Health Care Benefits (4)	$25,896
Total (5)	$1,236,788

(1)
This amount reflects payment to Ms. Ryan that would be equal to two times the sum of (i) her then effective base salary and (ii) her target annual incentive compensation. This payment is payable in a lump sum following termination.

(2)	This amount reflects the incremental value to which Ms. Ryan would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $80.78 on December 31, 2013.

(3)	This amount reflects the incremental value to which Ms. Ryan would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $80.78 on December 31, 2013.

(4)
This amount reflects payments to Ms. Ryan that would be equal to the cost of the health insurance premiums necessary to allow Ms. Ryan and her spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section-4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Directors are subject to the "Stock Ownership Guidelines" described above.

Currently, our non-employee directors will receive cash compensation as follows, on an annual basis, unless otherwise noted:

Annual Retainer (Board Member)	$50,000
Annual Retainer (Chairman of the Board)	$125,000
Chairman Fee (Audit Committee)	$15,000
Chairman Fee (Compensation Committee)	$10,000
Chairman Fee (Nominating and Corporate Governance Committee)	$8,000
Committee Membership (per committee)	$5,000

Directors also are eligible to receive an annual equity incentive grant under our Equity Incentive Plan. Currently, the targeted value of such grant is $75,000. As a result, with respect to the most recent grants which were made on March 4, 2013, each director received a grant of 1,782 RSUs which are convertible into shares of Common Stock on a one-for-one basis and which vest in equal one-third portions over a three-year period. The number of RSUs was determined by dividing $75,000 by the closing price of our Common Stock on the trading day immediately preceding the award date. At his election, each director, under the MSP, may elect to defer all or part of such director's annual cash retainer for the purchase of MSP RSUs at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Those directors who are our employees do not receive compensation for their services as directors.

The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal Year 2012.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(g)	(h)
Jerome D. Brady	$15,000	$150,000	$467	$165,467
David F. Dietz (4)	$2,000	$262,500	$2,255	$266,755
Douglas M. Hayes	$17,000	$150,000	$1,336	$168,336
Norman E. Johnson	$12,000	$150,000	$—	$162,000
John (Andy) O'Donnell	$12,000	$150,000	$188	$162,188
Peter M. Wilver (5)	$67,000	$75,000	$467	$142,467

(1)	The amounts shown in this column reflect the fees paid in Fiscal Year 2013 for Board and committee service and annual retainer fees of $50,000 and the Chairman’s annual retainer fee is $125,000.
(2)
Our directors are each eligible to participate in our MSP, a component plan of our Equity Incentive Plan, pursuant to which directors may make an advance election to receive MSP RSUs in lieu of all or part of such director's fees. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company's stock on the day prior to the award date, which is generally the day the fees are paid or otherwise would be paid, and generally vest at the end of three years, at which time they are converted into shares of our Common Stock unless the director previously has elected a longer deferral period. The amounts shown in this column reflect the aggregate grant date fair value of stock awards made during 2013 with respect to RSU awards under the Equity Incentive Plan and MSP RSUs. During 2013, each of the Directors received a $75,000 RSU award subject to 3 year annual vesting. In addition, with the exception of Mr. Wilver, all of our Directors elected to receive MSP RSUs in lieu of their annual retainer fees described above. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2014.

(3)	The amounts shown in this column reflect dividend equivalents paid on RSUs.
(4)	Mr. Dietz, Chairman receives an annual retainer fee of $125,000, all of which was deferred into MSP RSUs.
(5)	Mr. Wilver, elected to receive all of his $50,000 annual retainer fee in cash.

COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for Fiscal Year 2013 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board

Douglas M. Hayes
Norman E. Johnson
John (Andy) O'Donnell

Audit Committee Report

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which initially was adopted by the Board on May 24, 2000. During the fiscal year ended December 31, 2003 and again during the fiscal year ended December 31, 2004 and in March 2012, minor revisions were made to the Audit Committee Charter to ensure compliance with revised NYSE and SEC requirements and to more clearly delineate the delegation of certain Board functions as between the Audit Committee and the Nominating and Corporate Governance Committee. Pursuant to this Charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's independent auditors. The Audit Committee also oversees the performance of the Company's internal audit function and the Company's compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Audit Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors and the independent auditors. Management retains direct responsibility for the financial reporting process, the system of internal controls and the system of disclosure controls and procedures.

In furtherance of its role, the Audit Committee has an annual agenda which includes quarterly reviews of the Company's internal controls and of areas of potential exposure for the Company, such as environmental and litigation matters. The Audit Committee meets at least quarterly and reviews the Company's interim financial results and earnings releases prior to their publication. The Audit Committee also reviews the Company's periodic reports on Forms 10-Q and 10-K prior to their filing.

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax and other services provided by Grant Thornton LLP in Fiscal Year 2012 and Fiscal Year 2013 and related fees were approved in accordance with the Audit Committee's policy.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2013 with management and it has discussed with Grant Thornton LLP, the Company's independent auditors for Fiscal Year 2013, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP's communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal Year 2013.

Submitted by the Audit Committee of the Board of Directors
Peter M. Wilver
Jerome D. Brady
John (Andy) O'Donnell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 28, 2014, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our current directors;

•	our Named Executive Officers included in the Summary Compensation Table appearing on page 16 of this proxy statement; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2014 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2014, a total of 17,611,451 shares of our Common Stock were outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Gabelli Entities (3)	2,988,802	17%
BlackRock, Inc. (4)	673,155	9.5%
The Vanguard Group (5)	1,067,000	6.1%
T. Rowe Price Associates, Inc. (6)	955,912	5.4%
Shapiro Capital Management LLC (7)	795,562	4.5%
Royce & Associates, LLC (8)	888,861	5.0%
PRIMECAP Management Company (9)	886,796	5%
Scott A. Buckhout (10)	150,000	*
David F. Dietz (11)	59,174	*
Wayne F. Robbins (12)	42,895	*
Frederic M. Burditt (13)	7,048	*
Alan J. Glass (14)	30,449	*
Douglas M. Hayes (15)	19,926	*
Jerome D. Brady (16)	13,557	*
Mahesh Joshi (17)	582	*
Michael R. Dill (18)	5,500	*
Peter M. Wilver (19)	4,516	*
John (Andy) O'Donnell (20)	2,594	*
Norman E. Johnson (21)	1,087	*
Lisa Ryan (22)	1,495	*
Brian S. Young (23)	2,987	*
Rajeev Bhalla (24)	—
All current executive officers and directors as a group (fourteen persons) (24)	348,733	2%

*    Less than 1%.

(1)
The address of each stockholder in the table is c/o CIRCOR, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803, except that the address of the Gabelli Entities (as defined in Footnote 3) is One Corporate Center, Rye, NY 10580; the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022; the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355; the address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202; and the address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305; the address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151; and the address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(2)
The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying stock options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2014, the date of the above table, but excludes shares of Common Stock underlying stock options, warrants or convertible securities held by any other person.

(3)
The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on March 6, 2014 on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities, Inc., GGCP, Inc. and GAMCO Investors, Inc. (collectively, the "Gabelli Entities"). According to the amended Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partners or the equivalent of various private investment partnerships or private funds. Certain of the Gabelli Entities may also make investments for their own accounts. According to the amended Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. beneficially owned 989,500, 1,851,102 and 148,200 shares, respectively. Mr. Gabelli, GAMCO Investors, Inc., Gabelli Securities, Inc. and GGCP, Inc. are deemed to beneficially own the shares owned beneficially by each of the Gabelli Entities. Subject to certain limitations, each of the Gabelli Entities has sole dispositive and voting power, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, in the shares beneficially owned by such entity, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 140,700 of the reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by the various funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each such fund shall respectively vote that fund’s shares, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special  circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other Gabelli Entities.

(4)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on January 31, 2014 on behalf of BlackRock, Inc. ("BlackRock"). According to the filing, BlackRock beneficially owns 1,673,155 shares. Of the shares beneficially owned BlackRock has sole dispositivepower over 1,673,155 shares and sole voting power over 1,609,916 shares. BlackRock does not have shared dispositive or voting power over any of the shares it beneficially owns.

(5)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014 on behalf of The Vanguard Group. According to the filing, The Vanguard Group beneficially owns 1,067,000 shares. Of the shares beneficially owned, The Vanguard Group has sole dispositive power over 1,042,073 shares, shared dispositive power over 24,927 shares and sole voting power over 26,327 shares. T. Rowe Price does not have shared voting power over any of the shares it beneficially owns.

(6)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014 on behalf of T. Rowe Price Associates, Inc. ("T. Rowe Price"). According to the filing, T. Rowe Price beneficially owns 955,912 shares. Of the shares beneficially owned, T. Rowe Price has sole dispositive power over all such shares and sole voting power over 328,110 shares. T. Rowe Price does not have shared dispositive or voting power over any of the shares it beneficially owns.

(7)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on December 6, 2012 on behalf of Shapiro Capital Management LLC and Samuel R. Shapiro. According to the filing, Shapiro Capital Management beneficially owns 578,500 shares over which it has sole voting power, 217,062 shares over which it has shared voting power and 795,562 shares over which it has sole dispositive power.

(8)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 7, 2014 on behalf of Royce & Associates, LLC ("Royce"). According to the filing, Royce beneficially owns 888,861 shares over which it has sole voting and dispositive pow

(9)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2014 on behalf of PRIMECAP Management Company ("PRIMECAP"). According to the filing, PRIMECAP beneficially owns 886,796 shares. Of the shares beneficially owned, PRIMECAP has sole dispositive power over all such shares and sole voting power over 655,496 shares. PRIMECAP does not have shared dispositive or voting power over any of the shares it beneficially owns.

(10)	Represents 150,000 shares of Common Stock issuable upon the exercise of outstanding vested stock options of which 37,500 are exercisable within 60 days of February 28, 2014.

(11)	Includes 1,500 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(12)
Includes 7,138 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2014 and 2,589 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(13)	Includes 4,332 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(14)
Includes 4,193 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2014 and 925 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(15)
Includes 1,103 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.(includes 15,511 shares of Common Stock held by The Douglas and Connie Hayes Living Trust, an entity of which Mr. Hayes is a co-trustee with his spouse. Mr. Hayes shares investment power and voting power over all of such shares with his spouse.

(16)	Includes 1,103 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(17)	Represents 582 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(18)
Includes 2,719 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2014 and 1,874 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(19)	Includes 1,103 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(20)	Includes 1,103 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(21)	Includes 594 shares of Common Stock issuable within 60 days of February 2014 on account of RSUs that will have vested.

(22)	Includes 570 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(23)	Includes 1,059 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

(24)
Includes 169,951 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2014 and 11,763 shares of Common Stock issuable within 60 days of February 28, 2014 on account of RSUs that will have vested.

PROPOSAL 2
RATIFICATION OF AUDITORS

The Audit Committee has appointed the firm of Grant Thornton LLP as the Company's independent auditors for Fiscal Year 2014. Grant Thornton LLP has no direct or indirect interest in the Company or any affiliate of the Company. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company's financial controls and reporting. The Board therefore recommends to the stockholders that they ratify the appointment of Grant Thornton LLP as independent auditors of the Company for Fiscal Year 2014. Should the stockholders not ratify the selection of Grant Thornton LLP, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors.

Auditor Presence at Annual Meeting / Selection of Auditor for Fiscal Year 2014

A representative of Grant Thornton LLP (our independent auditor for the current year) is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Fees Paid to Auditors	Fiscal Year
(In Thousands of $US)	2013	2012
Audit Fees (1)	$1,955	$2,050
Audit Related Fees (2)	8	8
Tax Fees (3)	89	89
All Other Fees (4)	0	0
Total	$2,052	$2,157

(1)
For the professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	For audit related services performed by Grant Thornton LLP, consisted of statutory audit services for the Company’s subsidiaries in the United Kingdom.

(3)	For tax services performed by Grant Thornton LLP consisted of research and analysis relating to the research and development tax credit.

(4)	The Company did not engage Grant Thornton LLP to perform any other services during Fiscal Year 2013 or Fiscal Year 2012.

Independence

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton LLP's independence and has determined that these services had no adverse effect on such independence.

Board Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2014.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to ratify the selection of Grant Thornton LLP as the independent auditors of the Company for Fiscal Year 2014. This vote is not required by law and will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, Audit Committee will take into account the outcome of the vote and the reasons therefore in future decisions on the selection of independent auditors.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted provisions of Section 14A of the Exchange Act, we are providing the Company's stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers, which is described in the section titled "Compensation Discussion and Analysis" in this Proxy Statement. At the 2011 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our Named Executive Officers on an annual basis. After taking into consideration this voting result and the prior recommendation of the Board in favor of an annual non-binding, advisory stockholder vote on the compensation of our named Executive Officers, the Board determined that it intends to hold non-binding advisory votes on the compensation of our Named Executive Officers every year. Accordingly, the following resolution will be submitted for a stockholder vote at the 2013 Annual Meeting:

"RESOLVED, that the stockholders of CIRCOR International, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for this Annual Meeting."

As described in the section titled "Compensation Discussion and Analysis," our executive compensation program is designed to (i) attract and retain qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with industry peers and (ii) motivate executives to achieve results that improve long-term organizational value by aligning executives' interests with those of our stockholders. In order to align executive compensation with the interests of our stockholders, an important portion of compensation for our Named Executive Officers is "at risk," or contingent upon the successful achievement of annual as well as long-term strategic corporate goals that we believe will drive stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its objectives.

This vote is only advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company's stockholders and encourages all stockholders to vote their shares on this matter.

Board Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS BY VOTING "FOR" THIS RESOLUTION.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve this resolution. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

PROPOSAL 4

APPROVAL OF 2014 STOCK OPTION AND INCENTIVE PLAN
At the Annual Meeting, stockholders will be asked to approve the 2014 Stock Option and Incentive Plan (the “2014 Plan”), which was adopted, subject to shareholder approval, by the Board on February 12, 2014.
The Company currently maintains the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, as amended (the “1999 Plan”). As of March 7, 2014, a total of 454,000 shares of the Company’s common stock were then subject to outstanding awards granted under the 1999 Plan, and an additional 249,000 shares were then available for new award grants under the 1999 Plan. The 1999 Plan also authorizes the grant of cash-based awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.
If stockholders approve the 2014 Plan, no new awards will be granted under the 1999 Plan following the Annual Meeting. The total number of shares that will be made available for award grants under the 2014 Plan will be 1,700,000 shares. Any shares subject to outstanding awards under the 1999 Plan that expire, are canceled or otherwise terminate, or are withheld to satisfy tax withholding obligations at any time after the Annual Meeting, will not be available for award grant purposes under the 2014 Plan. The ability to continue making cash-based awards that are intended to qualify as performance-based compensation will continue under the 2014 Plan.
If stockholders do not approve the 2014 Plan, the Company will continue to have the authority to grant equity and cash-based awards under the 1999 Plan. If stockholders approve the 2014 Plan, the termination of the Company’s grant authority under the 1999 Plan will not affect awards then outstanding under that plan.
The Board believes the Company’s success depends upon the ability to attract and retain highly talented performers. Being able to grant equity awards is a necessary and powerful recruiting and retention tool. Equity awards also enhance the link between shareholder and award holder interests.
The Board approved the 2014 Plan based in part on a belief that the number of shares currently available under the 1999 Plan and the structure of its share reserve do not give the Company sufficient authority and flexibility to adequately provide for future incentives beyond 2014. The Board believes that the 2014 reflects an appropriate balance between providing the Company with the flexibility to continue its equity award program over a multi-year period and shareholder dilution considerations.
Description of the 2014 Plan
The following is a summary of the principal features of the 2014 Plan. This summary does not purport to be a complete description of all of the provisions of the 2014 Plan. It is qualified in its entirety by reference to the full text of the 2014 Plan. A copy of the 2014 Plan is attached to this Proxy Statement as Exhibit A.
Share Reserve

•
The maximum number of shares that may be issued or transferred pursuant to equity awards under the 2014 Plan will equal 1,700,000 shares. The Company may satisfy its obligations under any award granted under the 2014 Plan by issuing new shares or Treasury shares.

•
Shares issued with respect to awards granted under the 2014 Plan other than stock options or stock appreciation rights, which are referred to below as Full Value Awards, are counted against the 2014 Plan’s aggregate share limit as 1.9 shares for every share actually issued in connection with a Full Value Award. For example, if 100 shares are issued with respect to a restricted stock unit award granted under the 2014 Plan, 190 shares will be counted against the 2014 Plan’s aggregate share limit in connection with that award. This ratio reflects the Board’s assessment of the cost of a Full Value Award as compared to a stock option or stock appreciation award using the Black Scholes fair value model as of February 12, 2014.

The following rules apply for counting shares against the applicable share limits of the 2014 Plan:
To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2014 Plan.
To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is exercised at a time when the payment due to the participant is 150 shares, 1,000 shares shall nevertheless be the net charge against the applicable share limit.
Except as otherwise provided below, shares that are subject to awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2014 Plan will again be available for subsequent awards under the 2014 Plan. Any such shares subject to Full Value Awards will become available taking into account the 1.9 to 1 share counting rule, discussed above, for these types of awards. For example, if a 100 share restricted stock unit award is made under the 2014 Plan, the award would count as 190 shares against the 2014 Plan’s share limit after giving effect to the 1.9 to 1 share counting rule. If the award is later forfeited before it vests, the 190 shares that were originally counted against the 2014 Plan’s share limit would again be available for subsequent awards under the 2014 Plan.
Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with a Full Value Award, as well as any shares exchanged by a participant or withheld to satisfy the tax withholding obligations related to any such award, will be available for subsequent awards under the 2014 Plan. Any such shares will become available taking into account the 1.9 to 1 share counting rule, discussed above, for Full Value Awards. For example, if a 100 share restricted stock unit award is made under the 2014 Plan, the award would count as 190 shares against the 2014 Plan’s share limit after giving effect to the 1.9 to 1 share counting rule. If the Company delivers 60 shares to the participant and withholds 40 shares to cover tax withholding obligations, 76 shares (the 40 that were withheld multiplied by 1.9 to give effect to the 1.9 to 1 share counting rule) would again be available for subsequent awards under the 2014 Plan.
Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an option or stock appreciation right granted under the 2014 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent awards under the 2014 Plan.
The Company may not increase the applicable share limits of the 2014 Plan by repurchasing shares of the Company’s common stock on the market (by using cash received through the exercise of stock options or otherwise).

Shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2014 Plan, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the 2014 Plan.
Maximum Individual Limits
The 2014 Plan imposes annual per-participant award limits for employees. The annual per-participant limits are as follows:

Award(s)	Annual Limit*
Stock Options/SARs	500,000 shares, plus any unused limit from prior years
Restricted Stock and Restricted Stock Units	250,000 shares, plus any unused limit from prior years**
Performance Shares	Value of 250,000 shares, plus any unused limit from prior years
Performance-Based Cash-Based Awards (for 12-month/more than 12-month performance cycle)	$4,000,000/$5,000,000
Other Stock-Based Awards	250,000 shares, plus any unused limit from prior years
* A “prior year” means a calendar year prior to the year of grant but not earlier than 2014.
** Excludes restricted stock units issued in connection with the CIRCOR International Management Stock Purchase Plan as discussed below.

The maximum individual limits count shares on a 1-for-1 basis (and not using the 1.9 to 1 ratio used to determine the charge to the share reserve). Cash-based incentive compensation that participants elect to receive in the form of restricted stock units under the CIRCOR International Management Stock Purchase Plan (MSP) shall not be subject to these individual limits but shall count towards the share reserve. The Company does not anticipate granting any individual awards at these levels. However, the maximum has been set higher than the Company’s usual grant levels in order to provide flexibility.
Vesting Restrictions on Full Value Awards
Any Full Value Awards that vest on the basis of the participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Cycle of at least twelve (12) months.
Administration
The Compensation Committee (or a subcommittee thereof) will administer the 2014 Plan with respect to persons who are subject to Section 16 of the Exchange Act and awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The administrator may also delegate to the Chief Executive Officer [or other officers] the authority to grant awards to employees other than officers subject to Section 16 of the Exchange Act. References to the administrator in this proposal with respect to grant awards in this proposal shall include the Compensation Committee, a subcommittee thereof or any officer acting under a proper delegation of authority by the 2014 Plan.
Eligibility, Limitations and Types of Awards Under the 2014 Plan
The 2014 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, stock awards and cash bonus awards.
Employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 2014 Plan. On February 12, 2014, the Company had approximately 2,836 full-time equivalent employees (including executive officers) who would have been eligible to participate in the 2014 Plan if it had been in effect as of that date. The Company expects that it will only make award grants under the 2014 Plan to managerial level and above employees. The Company has not previously made equity awards to consultants.
Stock Options Both incentive stock options (“ISOs”) (which are entitled to potentially favorable tax treatment) and nonqualified stock options (“NQSOs”) may be granted under the 2014 Plan. The administrator will determine the vesting schedule and number of shares covered by each stock option granted to a participant. The plan administrator may grant stock options with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The stock option exercise price is determined at grant by the plan administrator and must be at least 100% of the fair market value of a share on the date of grant (110% for incentive stock options granted to stockholders who own more than 10% of the total outstanding shares of the Company, its parent or any of its subsidiaries). Consistent with applicable laws, regulations and rules, payment of the exercise price of stock options may be made by cashless exercise or by any other form of payment approved by the Compensation Committee, including a net exercise. The term of a stock option shall not exceed ten (10) years from the date of grant.
Stock Appreciation Rights The plan administrator may grant stock appreciation rights under the 2014 Plan. The vesting schedule and number of shares covered by each stock appreciation right granted to a participant will be determined by the plan administrator. The plan administrator may grant stock appreciation rights with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The exercise price of a stock appreciation right will be established by the plan administrator and may not be less than 100% of the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the participant will receive payment from the Company in an amount determined by multiplying (a) the difference between (i) the fair market value of a share on the date of exercise and (ii) the base price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares, or any combination of both, as determined by the plan administrator, in its sole discretion, at the time of grant. The term of a stock appreciation right shall not exceed ten (10) years from the date of grant.
Restricted Stock and Restricted Stock Units The plan administrator may award restricted stock or restricted stock units under the 2014 Plan. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards result in the transfer of shares of stock to the participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current shareholder and is entitled to dividend and voting rights, whereas the holder of a restricted stock unit is treated as a shareholder with respect to the award only when the shares are delivered in the future. The plan administrator may grant these awards with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The plan administrator may provide for dividend equivalents on restricted stock units awarded under the 2014 Plan based on the amount of dividends paid on outstanding shares of the Company’s common stock. When the participant satisfies the conditions of a restricted stock unit award, the Company may settle the award (including any related dividend equivalent rights) in shares, cash or any combination of both, as determined by the plan administrator, in its sole discretion, at the time of grant.
Performance Shares Performance share awards may be granted under the 2014 Plan. Performance shares will have an initial value that is based on the fair market value of the stock as of the date of grant. Such awards will be earned only if performance goals over performance periods established by or under the direction of the administrator are met.
Other Stock-Based Awards The administrator may grant equity-based or equity-related awards other than options, SARs, restricted stock, restricted stock units or performance shares. The terms and conditions of each stock-based award shall be determined by the administrator. Payment under any other stock-based award will be made in shares or cash, as determined by the administrator.
Dividend Equivalent Rights The administrator may grant participants dividend equivalent rights as part of another award or as a freestanding award. Dividend equivalent rights entitle their holders to credits based on cash dividends that would have been paid on the shares specified in the dividend equivalent right (or the award to which it relates) if those shares were held by the participant. Dividend equivalents shall be paid in cash or reinvested in additional shares at fair market value on the date of reinvestment or another price determined under any dividend reinvestment plan sponsored by the Company. A dividend equivalent right granted as part of another award may be settled on settlement, payment or lapse of restrictions on that award and be forfeited under the same conditions as that award, or may have terms or conditions different from that award. Any dividends or dividend equivalents with respect to a Full Value Award that are subject to performance-based vesting requirements will be subject to the same performance-based vesting requirements as the underlying award to which they relate.
Cash-Based Awards The administrator may grant cash-based awards under the 2014 Plan that specify the amount of cash to which the award pertains, the conditions under which the award will be vested and exercisable or payable, and such other conditions as the administrator may determine that are consistent with the terms of the 2014 Plan. Although based on a specified amount of cash, cash-based awards may be paid, in the administrator’s discretion, either in cash or by the delivery of shares. The performance goals for cash awards granted under the 2014 Plan will be used based upon one or more of the criteria described above and shall be administered consistent with the rules described below under the heading Performance Based Awards.
Performance Based Awards Awards under the 2014 Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as “performance-based compensation” thereunder. Performance-based awards that are payable in cash may also be granted under the 2014 Plan subject to the individual maximum limits described above.

Performance conditions under the 2014 Plan shall utilize one or more objective measurable performance goals as determined by the plan administrator based upon one or more factors, including:
Financial Metrics:

•	actual net sales or revenue targets, return measures (including, but not limited to, return on invested capital, assets, equity and sales);

•	gross profit margin;

•	operating expense ratios;

•	operating expense targets; productivity ratios;

•	operating income;

•	gross or operating margins;

•	earnings before or after taxes, interest, depreciation and/or amortization;

•	net earnings or net income;

•	earnings per share;

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment) or a similar measure;

•	working capital targets;

•	funds from operations or similar measures;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	appreciation in the fair market value or book value of shares;

•	economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital);

•	debt to equity ratio / debt levels;

•	budget achievement;

•	expense reduction or cost savings; and

•	operating margins.

Non-financial Metrics:

•	quantitative measures of customer satisfaction;

•	quantitative measures of employee satisfaction / engagement;

•	market share;

•	acquisitions or strategic transactions;

•	quality

•	employee retention / attrition;

•	safety;

•	productivity improvements; and

•	inventory control / efficiency;

•	on-time delivery.

Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or share per capita basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and/or (e) on a pre-tax or after tax basis. Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) may be granted under the 2014 Plan and determined without regard to performance goals and may involve the plan administrator’s discretion.
The administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may measure performance against targets or goals by taking one or more of the following actions: (a) excluding each of following items: (i) any unusual or extraordinary corporate item, transaction or development restructuring and/or other nonrecurring and/or extraordinary charges, (ii) exchange rate effects, (iii) the effects to any statutory adjustments to corporate tax rates, (iv) the impact of discontinued operations, (v) losses from discontinued operations, (vi) restatements and other unplanned special charges such as acquisitions, acquisition expenses (including, without limitation, expenses relating to goodwill and other intangible assets), (vii) divestitures, (viii) stock offerings, (ix) stock repurchases, (ix) strategic loan loss provisions, (xi) litigation not in the ordinary course of business and (b) not adjusting for changes in accounting principles.
No Repricing In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, and except for any repricing that may be approved by stockholders) will the plan administrator (a) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (b) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (c) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.
Transferability of Awards Except as described below, awards under the 2014 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The plan administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal value or certain transfers to family members).
Corporate Transactions Generally, and subject to limited exceptions set forth in the 2014 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2014 Plan will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award as the Compensation Committee deems appropriate. The treatment of awards upon a corporate transaction may vary among participants and types of awards in the Compensation Committee’s sole discretion.
Adjustments As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2014 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
Amendment and Termination The Board may amend the 2014 Plan at any time and for any reason, provided that any such amendment will be subject to shareholder approval to the extent required by applicable laws, regulations or rules. The Board may terminate the 2014 Plan at any time and for any reason. Unless terminated earlier by the Board, the 2014 Plan will terminate ten (10) years from the date of Board approval, subject to any extension that may be approved by the Board and the stockholders prior to or on such date. The termination or amendment of the 2014 Plan may not adversely affect any award previously made under the 2014 Plan.
Recoupment/Clawback Policy Awards granted under the 2014 Plan will be subject to any provisions of applicable law providing for the recoupment or clawback of incentive compensation, such as provisions imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the award; and any recoupment, clawback or similar provisions that may be included in the applicable award agreement.
New Plan Benefits
The Company has not approved any awards that are conditioned on shareholder approval of the 2014 Plan proposal. Awards granted before the Annual Meeting are granted under the 1999 Plan. The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, employees, directors and consultants under the 2014 Plan because these awards are discretionary in nature.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of December 31, 2013 concerning shares issuable under the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation Plans approved by security holders:
Amended and Restated 1999 Stock Option and Incentive Plan	275,153 (1)	$35.51	456,857
Equity compensation plans not approved by security holders	318,908 (2)	$ 55.40	N/A
Total	594,061	$46.19	456,857

(1)	Reflects 55,081 stock options, and 220,072 restricted stock units under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan.

(2)
Reflects 200,000 stock options issued as an inducement equity award to our CEO on April 9, 2013 and 100,000 stock options and 18,908 restricted stock units issued as an inducement equity award to our CFO on December 2, 2013. These awards were granted pursuant to the inducement award exemption under Section 303A.08 of the NYSE Listed Company Manual. Details of these inducement awards are set forth in Footnote 11. Share-Based Compensation, to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for Fiscal 2013.

Equity Compensation Plan Key Metrics

Overhang, burn rate and dilution metrics for 2011-2013 are set forth in the table below:

	2013 (%)	2012 (%)	2011 (%)	Average (%)
Percentage of Equity-Based Awards Granted to Listed Officers	79%	24%	22%	41%
Burn Rate (unadjusted) (1)	2.74%	1.41%	1.05%	1.73%
Burn Rate (adjusted - full value awards counted as 1.9 shares) (2)	3.67%	2.32%	1.65%	2.55%
Dilution	3.37%	2.35%	3.08%	2.93%
Overhang	5.97%	4.26%	5.73%	5.32%

(1)	Full value awards (equity awards other than stock options and stock appreciation rates) are multiplied by 1.0 in calculation.

(2)	Full value awards (equity awards other than stock options and stock appreciation rates) are multiplied by 1.9 in calculation.

The “burn rate” measures how quickly we use shares and is calculated by dividing the number of equity awards granted during any particular period by the number of outstanding shares of common stock as of December 31st of the applicable year. A higher burn rate indicates an increased number of equity awards being granted to employees and/or directors. The burn rate is usually compared to industry data, particularly date furnished by various shareholder services groups. To account for the differences in inherent value between a full value award (equity awards other than stock options and stock appreciation rights) and an appreciation-based instrument (stock options and stock options), companies typically multiply the number of full value instruments awarded by a factor greater than one.

“Dilution” is the total equity awards granted less cancellations, divided by total common shares outstanding at December 31st of the applicable year.

“Overhang” is the number of shares subject to equity awards outstanding but not exercised, plus the number of shares available to be granted, divided by the total number of common shares outstanding as of December 31, 2013.

Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the 2014 Plan based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.

Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2014 Plan.
A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonqualified stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.
The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (a) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (b) the difference between the sales price and the exercise price.
For awards of restricted stock, the participant will not have taxable income upon the receipt of the award (unless the participant elects to be taxed at the time of the stock is granted rather than when it becomes vested). The stock grants will generally be subject to tax upon vesting as ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any).
A participant is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such restricted stock units (if any).
If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and the Company is allowed a tax deduction equal to the amount of ordinary income recognized by the participant. In addition, Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to certain of the Company’s other executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year). The Company may, but is not required, to grant awards to take advantage of the performance-based compensation exemption.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE 2014 STOCK OPTION AND INCENTIVE PLAN
Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve this resolution.

MARKET VALUE

On March 14, 2014, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $72.66.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail and via the internet, certain directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by mail, telephone, email or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000, plus reimbursement of expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
ANNUAL MEETING IN 2015

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2015 must be received by the Company on or before November 17, 2014 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy.

In addition, a stockholder who wishes to present a proposal or director nomination at the annual meeting of stockholders to be held in 2015 must deliver the proposal or nomination to the Company so that it is received not earlier than December 31, 2014 and not later than January 30, 2015 in order to be considered at that annual meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal or director nomination considered at an annual meeting must provide written notice of such proposal, or nomination of a director for election, and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than ninety days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting. In the event, however, that the annual meeting is scheduled to be held more than thirty days before such anniversary date or more than sixty days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board will confer discretionary voting authority with respect to stockholder proposals, subject to SEC rules governing the exercise of this authority.

Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803.

"HOUSEHOLDING" OF ANNUAL MEETING MATERIALS

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials, and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with account holders who are the Company's stockholders will be "householding" proxy materials. A single Notice Regarding the Availability of Proxy Materials (the "Notice") and, for those who request, a single paper copy of the proxy statement an annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive a separate proxy statement, annual report and/or Notice, please notify the broker. Upon written request to the Company's Secretary at the Company's corporate headquarters at 30 Corporate Drive, Suite 200, Burlington, MA 01803 or via telephone at (781) 270-1200, the Company will promptly deliver a separate copy of the proxy statement, annual report and/or Notice to such stockholder. Shareholders who share the same address, and currently receive multiple copies of the proxy statement, annual report and/or Notice and would like to request "householding" of such information should contact their broker or the Company.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal Year 2013, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them with one exception. As a result of an administrative oversight on the part of the third-party provider that assists the Company in filing Section 16 (a) reports on behalf of Section 16 Persons, the vesting on April 5, 2013 of 421 restricted stock units into an equal number of shares of common stock, and the withholding by the Company of 134 shares of such stock in order to pay withholding taxes for Mr. Young, was not reported until October 21, 2013 when the oversight was discovered.

OTHER MATTERS

The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS PROVIDED IN THIS PROXY STATEMENT. YOUR PROXY IS REVOCABLE UNTIL THE TIMES SET FORTH IN THIS PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

Exhibit A
CIRCOR INTERNATIONAL, INC.
2014 STOCK OPTION AND INCENTIVE PLAN
1.Establishment, Purpose and Duration. CIRCOR International, Inc. (referred to below as the “Company”) hereby establishes a long-term incentive compensation plan to be known as the 2014 Stock Option and Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Share Awards, Dividend Equivalent Rights, Other Stock-Based Awards and Cash-Based Awards. The Plan shall become effective upon being approved by shareholders (the “Effective Date”). The purpose of the Plan is to provide a means through which the Company and its Subsidiaries may attract and retain key personnel and to provide a means whereby current and prospective directors, officers, employees, consultants and advisors of the Company and its Subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the Shares, thereby aligning their interests with the long-term success of the Company’s shareholders. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no further Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.
2.Definitions. As used in the Plan, the following terms shall be defined as set forth below:
(a)
2.1    “Act” means the Securities Exchange Act of the 1934, as amended. Any reference in the Plan to any section of (or rule promulgated under) the Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

2.2    “Administrator” is defined in Section 4.1.

2.3    “Award” or “Awards” means, individually or collectively, except where referring to a particular category of grant under the Plan, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Share Awards, Cash-Based Awards, Dividend Equivalent Rights or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.4    “Award Agreement” means an agreement or other instrument setting forth the terms and conditions of an Award that has been duly authorized and approved by the Administrator or its designee. An Award Agreement may be in an electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company), may be limited to a notation on the Company’s books and records and, if approved by the Administrator, need not be signed by a representative of the Company or a Participant.

2.5     “Base Price” means the price to be used as the basis for determining the
        Spread upon the exercise of a Stock Appreciation Right.

2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Act.

2.7     “Board” means the Board of Directors of the Company.

2.8     “Cash-Based Award” means an Award granted to a Participant as described in Section
12.

2.9     “Change in Control” shall have the meaning given to it in Section 14.3.

2.10     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
Reference in the Plan to any section of the Coke shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

2.11     “Committee” means the committee of the Board described in Section 4.

2.12     “Consultant” means any natural person, including an advisor, engaged by the
            Company or any Subsidiary to render bona fide services to such entity (other than in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market for the
Company’s securities).

2.13     “Company” means CIRCOR International, Inc. or its successor.

2.14     “Covered Employee” shall have the meaning given to it under Section 15.1.

2.15     “Dividend Equivalent Right” means Awards granted pursuant to Section 10.

2.16     “Effective Date” means the date on which the Company’s shareholders first approve the Plan.

2.17     “Eligible Persons” means Employee, Non-Employee Director or Consultant.

2.18     “Employee” means any person designated as an employee of the Company or any of its or their Subsidiaries on the payroll records thereof.

2.19     “Executive Officer” means an “executive officer” of the Company as defined by
Rule 3b-7 under the Act. To the extent that the Board takes action to designate the persons who are the
“executive officers” of the Company, the persons so designated (and no others) shall be deemed to be the “executive officers” of the Company for all purposes of the Plan.

2.20     “Family Member” means a Participant’s spouse, parents, children and grandchildren.

2.21     “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, an average of trading days or on any other basis consistent with the requirements of the stock rights exemption under Section 409A of the Code using actual transactions involving Shares, as determined by the Administrator in its discretion. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Administrator in such manner as it deems appropriate. Such definition(s) of Fair Market Value shall be specified in each Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the Fair Market Value shall be the price at which the Shares are sold by the broker.

2.22     “Full Value Award” means an Award other than a Nonqualified Stock Option, an
Incentive Stock Option or a Stock Appreciation Right and which is settled by the issuance of Shares.

2.23     “Grant Date” means the date specified by the Administrator on which a grant of an
Award shall become effective, which shall not be earlier than the date on which the Administrator takes action with respect thereto.

2.24     “Incentive Stock Option” means any Option that is intended to qualify as an
            “incentive stock option” under Section 422 of the Code or any successor provision.

2.25     “Non-employee Director” means a member of the Board of the board of directors of a Subsidiary who is not an Employee.

2.26     “Nonqualified Stock Option” means an Option that is not intended to qualify as an
Incentive Stock Option.

2.27     “Option” means any option to purchase Shares granted under Section 5.

2.28     “Option Price” means the purchase price payable upon the exercise of an Option.

2.29     “Other Stock-Based Awards” means an equity-based or equity-related Award not otherwise described by the terms of this Plan granted under Section 11.

2.30     “Participant” means an Employee, Non-Employee Director or a Consultant who is
selected by the Administrator to participate in the Plan and to receive one or more Awards hereunder, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.31     “Performance-Based Awards” means Restricted Shares, Restricted Stock Units,
Performance Share Awards or Cash-Based Awards granted to a Covered Employee that are intended by the Administrator to qualify as “performance-based compensation” under Section 162(m) of the
Code.

2.32     “Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Share Award, Restricted Stock Unit, Performance Share Award or Cash-Based Award. A Performance Cycle shall not be less than 12 months.

2.33     “Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for a Participant with respect to the Performance Cycle for a Performance-Based Award. The Performance Criteria may be described in terms of Company wide objectives or objectives that are related to the performance of the individual Covered Employee or an organizational level specified by the Administrator, including, but not limited to, a Subsidiary or unit, division, group of the Company or a Subsidiary. Performance Criteria may be measured on an absolute or relative basis, including but not limited to performance as measured against a group of peer companies or by a financial market index.

2.34     “Performance Goals” means, with respect to a Restricted Share Award, a Restricted
Stock Unit Award, a Performance Share Award or a Cash-Based Award, the specific goal or goals established in writing by the Administrator for the Performance Cycle applicable to such Award. Performance Goals with respect to a Performance-Based Award granted to a Covered Employee shall only be based upon one or more Performance Criteria as permitted under Section 15.

2.35    “Performance Share Award” means an Award denominated in either Shares or share units granted pursuant to Section 9.

2.36     “Plan” shall have the meaning set forth in Section 1 above.

2.37     “Restricted Period” means a period of time established under Section 8 with respect to Restricted Stock Units.

2.38     “Restricted Shares” means Shares granted under Section 7 subject to a substantial risk of forfeiture.

2.39     “Restricted Stock Unit” means an Award pursuant to Section 8 of the right to receive
Shares at the end of a specified period.

2.40     “Share Authorization” means the maximum number of Shares available for grant under the Plan, as described in Section 3.

2.41     “Shares” means the shares of the Company’s common stock, par value $.01 per share
            (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

2.42     “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.

2.43     “Stock Appreciation Right” means a right granted under Section 6.

2.44     “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

2.45     “Substitute Award” means any Award granted or issued to a Participant in assumption or substitution of either outstanding awards or the right or obligation to make future awards by an entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.

2.46     “Unrestricted Shares” means a grant of Shares free of any Restricted Period,
Performance Goals or any substantial risk of forfeiture. Unrestricted Shares may be granted in respect of past services or other valid consideration, in lieu of cash compensation due to an Employee or in satisfaction of an award granted under another plan sponsored or maintained by the Company or one of its Subsidiaries.

3.    Grant of Awards; Shares Available Under the Plan.

3.1     Grant of Awards. The Administrator may, from time to time, grant Options, Stock
Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares, Dividend Equivalents, Other Equity Awards and/or Cash Based Awards to one or more Eligible Persons. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Administrator or from a person designated by the Administrator, that they have been selected to participate in the Plan.
3.2     Number of Shares Reserved for Awards.

(a)     Subject to adjustments as provided in Section 13, the Share Authorization shall be
1,700,000 Shares of which 1,700,000 shall be eligible to be issued as Incentive Stock Options.

(b)    To the extent that a Share is granted pursuant to a Full Value Award, it shall reduce the Share Authorization by 1.9 Shares; and, to the extent that a Share is granted pursuant to an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.

(c)     Unless the Administrator determines that an Award to an Executive Officer or other key employee shall not be designed to be Performance-Based Awards, the following limits shall apply to grants of such Awards under the Plan.

i.The maximum aggregate number of Shares subject to Options granted or Shares subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be 500,000 plus the amount of the Participant’s unused annual limit for Options and for SARs under this paragraph as of the close of the previous calendar year.

ii.The maximum aggregate number of Shares with respect to Awards of Restricted Shares or Restricted Stock Units in any one calendar year to any one Participant shall be 250,000 plus the amount of the Participant’s unused annual limit for Restricted Shares or Restricted Stock Units under this paragraph as of the close of the previous calendar year.

iii.The maximum aggregate number of Shares subject to Performance Share Awards in any one calendar year to any one Participant shall be 250,000 plus the amount of the Participant’s unused annual limit for Performance Share Awards under this paragraph denominated in Shares or share units as of the close of the previous calendar year.

iv.The maximum aggregate amount awarded or credited with respect to a Cash-Based Award to any Covered Employee in any calendar year that is subject to a Performance Cycle that is more than twelve (12) months may not exceed $5,000,000.

v.The maximum aggregate amount awarded or credited with respect to a Cash-Based Award to any Covered Employee in any calendar year that is subject to a Performance Cycle that is twelve (12 months may not exceed $4,000,000.

vi.The maximum aggregate number of Shares with respect to other equity-based Awards in any one calendar year to any one Participant shall be 250,000 plus the amount of the Participant’s unused annual limit for other equity-based Awards under this paragraph as of the close of the previous calendar year.

(d)     Any Full Value Awards that vest on the basis of the Participant’s continued
employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Cycle of at least twelve (12) months.

3.3     Share Usage.

(a)    Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Administrator’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the Plan. In addition, Restricted Shares that are forfeited shall again be available for grant under the Plan.

(b)     The full number of Nonqualified Stock Options, Incentive Stock Options and Stock
Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of any such Award.

(c)     Any Shares withheld to satisfy tax withholding obligations on an Award issued under the Plan other than with respect to a Full Value Award, Shares tendered to pay the exercise price of an Award under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will not be eligible to be again available for grant under the Plan.

(d)     Substitute Awards shall not be counted against the Shares available for granting Awards under the Plan.

4.     Plan Administration.

4.1    Committee. Subject to the provisions of this Section 4, the Plan shall be administered by the Compensation Committee of the Board (the “Committee”) or a similar committee performing the functions of the Committee which is comprised of not less than two Non-employee Directors who are independent (in any case, the “Administrator”). In the absence of a designation to the contrary by the Board, the Committee shall serve as the Administrator. The interpretation and construction by the Administrator of any provision of the Plan or of any Award Agreement and any determination by the Administrator pursuant to any provision of the Plan or any such agreement, notification or document shall be final and conclusive. No member of the Administrator shall be liable to any person for any such action taken or determination made in good faith.

4.2     Terms and Conditions of Awards. Subject to the provisions of the Plan and applicable law, the Administrator shall have final discretion, responsibility, and authority to:

(a)     designate Participants;

(b)     determine when Awards are to be granted to Participants;

(c)     determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;

(d)    determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants, and to approve the form of written instruments evidencing the Awards;

(e)     subject to Sections 5.6 and 19.9, to extend at any time the period in which Options may be exercised;

(f)     establish and administer Performance Goals and Performance Cycles relating to any Award;

(g)     determine the rights of Participants with respect to an Award upon termination of     employment or service as a director;

(h)     subject to the applicable provisions of the Code, to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Shares and other amounts payable with respect to an Award shall be deferred and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(i)     determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;

(j) accelerate the vesting of an Award;

(k) interpret the terms and provisions of Award Agreements;

(l) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable;

(m) decide all disputes arising in connection with the Plan;

(n) amend or revise the terms of any Awards to be granted to certain Participants in order to comply with applicable foreign law requirements;

(o) provide for forfeiture of outstanding Awards and recapture of realized gains and other realized value in such events as determined by the Administrator; and

(p) make all other determinations deemed necessary or advisable for the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Participants. The Administrator may solicit recommendations from the Company’s Chief Executive Officer with respect to the grant of Awards under the Plan. The Administrator (or, as permitted under Section 4.3, the Company’s Chief Executive Officer) shall determine the terms and conditions of each Award at the time of grant. No Participant or any other person shall have any claim to be granted an Award under the Plan at any time, and the Company is not obligated to extend uniform treatment to Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

4.3     Administrator Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange on which the securities of the Company are listed or traded, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan. Without limiting the generality of the foregoing, the Administrator may delegate to one or more officers of the Company or any of its Subsidiaries the authority to act on behalf of the Administrator with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Administrator, and that may be so delegated as a matter of law, except for grants of Awards to persons (i) who are Non-Employee Directors or otherwise are subject to Section 16 of the Act or (ii) who are, or who are reasonably expected to be, Covered Employees.

4.4     Awards to Non-employee Directors. Notwithstanding any other provision of the Plan to the contrary, all Awards to Non-employee Directors must be authorized by the Administrator.

4.5     Employee’s Service as Non-Employee Director or Consultant. An Employee who
receives an Award, terminates employment, and immediately thereafter begins performing service as a Non-Employee Director or Consultant shall have such service treated as service as an Employee for purposes of the Award. The previous sentence shall not apply when (a) the Award is an Incentive Stock Option or (b) prohibited by law.

5.     Options. The Administrator may authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Administrator may determine in accordance with the following provisions: Each Option granted shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 5, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option.

5.1     Number of Shares. Each grant shall specify the number of Shares to which it pertains.

5.2     Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date; provided, however, that a Nonqualified Stock Option may be granted with an Option Price lower than the then current Fair Market Value if such Option is granted under Section 13 (with respect to an assumption or substitution for another option).

5.3     Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company and the Participant has paid to the Company (or made a satisfactory arrangement to pay) an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Option Price. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include in the Administrator’s sole discretion: (a) cash, check or cash equivalent acceptable to the Company, (b) nonforfeitable, unrestricted Shares owned by the Participant which have a Fair Market Value at the time of exercise (as reasonably determined by the Administrator) that is equal to the Option Price (including, pursuant to procedures approved by the Administrator, by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of Shares), (c) a net exercise method by whereby the Company withholds from the delivery of the Shares for which the option was exercised that number of Shares having a Fair Market Value equal to the aggregate Option Price of the Shares for which the Option was exercised, (d) to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise, (e) any other legal consideration that the Administrator may deem appropriate on such basis as the Administrator may determine in accordance with the Plan or (f) any combination of the foregoing. For the avoidance of doubt, Participants who receive Options to purchase Shares shall have no legal right to own or receive Shares withheld from delivery upon exercise pursuant to Section 5.3(c), and otherwise shall have no rights in respect of such Shares whether as a shareholder or otherwise.

5.4     Vesting. Any grant may specify (a) a waiting period or periods before Options shall become exercisable, and (b) permissible dates or periods on or during which Options shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Administrator.

5.5     Provisions Governing ISOs. In the case of an Incentive Stock Option, the terms and conditions of any such Award shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan, rather than being forfeited.

5.6     Exercise Period.

(a) Subject to Section 19.9, no Option granted under the Plan may be exercised more than ten years from the Grant Date.

(b) If the Fair Market Value exceeds the Option Price on the last day that an Option may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Option in a net exercise under Section 5.3(c) above without the requirement of any further action.

5.7     Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Administrator may determine consistent with the Plan.

6.     Stock Appreciation Rights. The Administrator may authorize grants to Participants of Stock
Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Administrator and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under the Plan shall be upon such terms and conditions as the Administrator may determine in accordance with the following provisions:

6.1     Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Administrator the right to elect among those alternatives.
6.2     Vesting. Any grant may specify (a) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (b) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Administrator.
6.3     Exercise Period. Subject to Section 19.9, no Stock Appreciation Right granted under the Plan may be exercised more than ten years from the Grant Date. If a Spread exists on the last day that a Stock Appreciation Right may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Stock Appreciation Right without the requirement of any further action.
6.4     Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Administrator may determine consistent with the Plan.

7.     Restricted Shares. The Administrator may authorize grants to Participants of Restricted Shares upon such terms and conditions as the Administrator may determine in accordance with the following provisions:

7.1     Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

7.2     Consideration. To the extent permitted by Delaware law, each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

7.3     Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Administrator on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a termination of employment.

7.4     Dividend, Voting and Other Ownership Rights. Unless otherwise determined by the Administrator, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights (except for any rights to a liquidating distribution) during the period for which such substantial risk of forfeiture is to continue. Any grant shall require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be accumulated or reinvested in additional Shares, which shall be subject to the same restrictions as the underlying Award or such other restrictions as the Administrator may determine.

7.5     Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Administrator on the Grant
Date.

7.6     Performance-Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Administrator in accordance with the applicable provisions of Section 9 regarding Performance Share Awards and, if any such Award is intended to be a Performance-Based Award, in accordance with the provisions of
Section 15.

7.7     Award Agreement; Certificates. Each grant shall be evidenced by an Award
Agreement containing such terms and provisions as the Administrator may determine consistent with the Plan. Unless otherwise directed by the Administrator, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such
Shares, shall be held in custody by the Company until all restrictions thereon lapse, whether such certificates are evidenced on paper or electronically.

8.    Restricted Stock Units. The Administrator may authorize grants of Restricted Stock Units to Participants upon such terms and conditions as the Administrator may determine in accordance with the following provisions:

8.1     Restricted Period. Each grant shall provide that the Restricted Stock Units covered thereby shall be subject to a Restricted Period, which shall be fixed by the Administrator on the Grant
Date, and any grant or sale may provide for the earlier termination of such period in the event of a termination of employment.

8.2     Dividend Equivalent Rights and Other Ownership Rights. During the Restricted
Period, the Participant shall not have any right to transfer any rights under the subject Award and shall not have any rights of ownership in the Shares underlying the Restricted Stock Units, including the right to vote such Shares, but the Administrator may on or after the Grant Date authorize the payment of Dividend Equivalent Rights on such shares in cash or additional Shares on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company.
    Notwithstanding the foregoing, any Dividend Equivalent Rights with respect to dividends paid in stock shall be subject to the same restrictions as the underlying Award.

8.3     Performance-Based Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Administrator in accordance with the applicable provisions of Section 9 regarding Performance Share Awards and, if any such Award is intended to be a Performance-Based Award, in accordance with the provisions of
Section 15.

8.4     Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Administrator may determine consistent with the Plan.

9.     Performance Share Awards. The Administrator shall determine whether and to whom Performance
Share Awards shall be granted and such terms, limitations and conditions as it deems appropriate in its sole discretion in accordance with the following provisions:

9.1     Number of Performance Share Awards. Each grant shall specify the number of
            Shares or share units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

9.2     Performance Cycle. The Performance Cycle with respect to each Performance Share
Award shall be determined by the Administrator and set forth in the Award Agreement and may be subject to earlier termination in the event of a termination of employment.

9.3     Performance Goals. Each grant shall specify the Performance Goals that are to be achieved by the Participant and a formula for determining the amount of any payment to be made if the Performance Goals are achieved.

9.4     Payment of Performance Share Awards. Each grant shall specify the time and manner of payment of Performance Share Awards that shall have been earned.

9.5     Dividend Equivalent Rights. Dividend Equivalents with respect to an Award of
Performance Shares that are based on dividends paid prior to vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and such Award vests.

9.6     Adjustments. If the Administrator determines after the Performance Goals have been established that a change in the business, operations, corporate structure or capital structure of the
Company, or the manner in which it conducts its business, or other events or circumstances render the
Performance Goals unsuitable, the Administrator shall have sole discretion to modify such Performance
Goals, in whole or in part, as the Administrator deems appropriate and equitable. The Administrator shall also have the right in its sole discretion to increase or decrease the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. The provisions of this Section 9.6 shall not apply with respect to Performance-Based Awards and any adjustments with respect to such Awards shall be made solely to the extent permitted under Section 15.4.

9.7     Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Administrator may determine consistent with the Plan.

9.8     Performance-Based Awards. Notwithstanding anything to the contrary in this
Section 9, Performance Share Awards granted to Covered Employees that are intended to be
            Performance Based Awards shall only be granted, administered and paid in compliance with all the requirements for Performance-Based Awards set forth in Section 15 below.

10.     Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling a Participant to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any, Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award. The terms and conditions of any Dividend Equivalent Right shall be evidenced by an Award Agreement containing such terms and provisions as the Administrator may determine consistent with the Plan.

11.     Other Equity Awards. The Administrator may grant other types of equity-based or equity-related
Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of Unrestricted Shares) in such amounts and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

12.     Cash-Based Awards. The Administrator may, in its sole discretion, grant Cash-Based Awards to
Executive Officers and key employees in such amounts and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and shall be made in cash. Notwithstanding anything to the contrary in this Section 12, all Cash-Based Awards that are Performance-Based Awards shall only be granted, administered and paid in compliance with all the requirements for Executive Officer Awards set forth in Section 15 below.

13.     Adjustments. The Administrator shall make or provide for such adjustments in the: (a) aggregate and per-person limitations specified in Section 3, (b) number of Shares covered by outstanding Awards, (c) Option Price or
Base Price applicable to outstanding Options and Stock Appreciation Rights, and (d) kind of Shares available for grant and covered by outstanding Awards (including shares of another issuer), as the Administrator in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (v) any stock dividend, stock split, combination or exchange of Shares, recapitalization, extraordinary cash dividend, or other change in the capital structure of the Company, (w) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, (x) material changes in accounting practices or principles, (y) acquisitions of stock or property or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In addition, in the event of any such transaction or event, the Administrator may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. In the case of Substitute Awards, the Administrator may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

14.     Change in Control.

14.1     General Rule. Except as otherwise provided in an Award Agreement, in the event of a Change in Control, the Administrator may, but shall not be obligated to do any one or more of the following, in each case without Participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (b) cancel Awards for a cash payment equal to their fair value (as determined in the sole discretion of the Administrator) which, in the case of Options and
Stock Appreciation Rights, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the Change in Control to holders of the same number of Shares subject to such
            Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair
Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate
Option Price (in the case of Options) or Base Price (in the case of Stock Appreciation Rights), (c)
provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Administrator in its sole discretion, (d) provide for the continuation of Awards, (e) terminate Options without providing accelerated vesting or (f) take any other action with respect to the Awards the Administrator deems appropriate. For avoidance of doubt, the treatment of Awards upon a Change in Control may vary among Participants and Types of Awards in the Administrator’s sole discretion.

14.2     Settlement of Awards Subject to Performance Goals Upon a Change in
Control. Awards subject to satisfying a Performance Goal or Goals shall be settled upon a Change in
Control. The settlement amount shall be determined by the Administrator in its sole discretion based upon the extent to which the Performance Goals for any such Awards have been achieved after evaluating actual performance from the start of the Performance Cycle until the date of the Change in Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change in Control.

14.3     Change in Control. shall mean the earliest to occur of the following events:

(a)      Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company, provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company or a transaction described in clause (i) of paragraph (b) below;

(b)     There is consummated a Merger of the Company with any other business entity, other than (i) a Merger which would result in the securities of the Company generally entitled to vote in the election of directors of the Company outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any Subsidiary at least 50% (fifty percent) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Merger, generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Act, or (ii) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no new Person is or becomes a Beneficial Owner, directly or indirectly, of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company; or

(c)     The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets on a consolidated basis, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the outstanding voting securities of any such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Act.

15.     Requirements for Performance-Based Awards

15.1     In General. Any Executive Officer or other key employee providing services to the Company and/or its Subsidiaries and who is selected by the Administrator (hereinafter referred to as a “Covered Employee”) may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Award, Other Stock-Based Award and/or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator, as permitted under this Section 15. For the avoidance of doubt, a Covered Employee may receive as Performance-Based Awards a Cash-Based Award subject to Performance Cycle that is twelve months and a Cash-Based Award subject to a Performance Cycle that is more than twelve months in the same calendar year. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall also comply with the provisions set forth below.

15.2     Grant Procedure. With respect to each Performance-Based Award, the
Administrator shall select, within the first 90 days of a Performance Cycle, the Performance Criteria for such grant and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered

Employees. The Administrator shall designate whether an Award granted to an Executive Officer or key employee is intended to be a Performance-Based Award at the time of grant.

15.3     Permissible Performance Criteria. Only one or a combination of the following may be used as Performance Criteria for a Performance-Based Award: actual net sales or revenue targets, return measures (including, but not limited to, return on invested capital, assets, capital, equity and sales), gross profit margin; operating expense ratios; operating expense targets; productivity ratios; operating income, gross or operating margins; earnings before or after taxes, interest, depreciation and/or amortization, net earnings or net income (before or after taxes); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment) or a similar measure, working capital targets, funds from operations or similar measure, capital expenditures, share price (including, but not limited to, growth measures and total stockholder return), appreciation in the fair market value or book value of the common stock, economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital), debt to equity ratio / debt levels, quantitative measures of customer satisfaction, market share, acquisitions or strategic transactions, quantitative measures of employee satisfaction / engagement, employee retention / attrition, safety, budget achievement, expense reduction or cost savings, operating margins, productivity improvements and inventory control / efficiency. Performance Criteria may relate to the achievement of the Company or, where applicable, any Subsidiary, a division, any operating unit or a business segment of the Company, or any combination of the foregoing.

15.4     Permitted Adjustments. The Administrator, in its discretion, may measure performance against Performance Goals under a Performance-Based Award by taking one or more of the following actions: (a) excluding each of following items: (i) any unusual or extraordinary corporate item, transaction or development restructuring and/or other nonrecurring and/or extraordinary charges (as reported in the Corporation’s financial statements for the Performance Cycle), (ii) exchange rate effects, as applicable, for non-U.S. dollar denominated operating earnings, (iii) the effects to any statutory adjustments to corporate tax rates, (iv) the impact of discontinued operations, (v) losses from discontinued operations, (vi) restatements and other unplanned special charges such as acquisitions, acquisition expenses (including, without limitation, expenses relating to goodwill and other intangible assets), (vi) divestitures, (vii) stock offerings, (viii) stock repurchases, (ix) strategic loan loss provisions, (x) litigation not in the ordinary course of business and (b) not adjusting for changes in accounting principles. Any such action with respect to a Performance-Based Award must be taken by the Administrator within the first ninety (90) days applicable to the Performance Cycle or such later time as may be permitted under Section 162(m) of the Code.

15.5     Certification of Performance Goals and Payment. Following the
completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so with respect to a Cash-Based Award, may reduce or eliminate the amount of such Award if, in its sole judgment, such reduction or elimination is appropriate.

15.6    Interpretation. All Performance-Based Awards and the provisions hereunder applicable to such Award shall be interpreted consistent with the requirements of Section
162(m).

16.     Withholding.

16.1     Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan prior to making any payments hereunder.

16.2     Share Withholding. With respect to withholding required upon the exercise of Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Shares and Restricted Stock Units, or upon the achievement of performance goals related to Performance Share Awards, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Administrator, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.

17.     Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of the Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Administrator may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The Administrator shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Administrator shall be taken consistent with the requirements of Section 409A of the Code and, with respect to Performance-Based Awards, Section 162(m) of the Code.

18.     Authorization of Sub-Plans. The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Administrator shall establish such sub-plans by adopting supplements to the Plan containing (a) such limitations as the Administrator deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Administrator shall deem necessary or desirable. All sub-plans adopted by the Administrator shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

19.     Amendments and Other Matters.

19.1     Plan Amendments. The Board may amend, suspend or terminate the Plan or the
Administrator’s authority to grant Awards under the Plan at any time. Notwithstanding the foregoing, no amendments shall be effective without approval of the Company’s stockholders if (a) stockholder approval of the amendment is then required pursuant to the Code, the rules of the primary stock exchange or stock market on which the Shares are then traded, applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under the Plan, or (b) such amendment would (i) modify Section 19.4, (ii) materially increase benefits accruing to Participants, (iii) increase the aggregate number of Shares issued or issuable under the Plan, (iv) increase any limitation set forth on the number of Shares which may be issued or the aggregate value of Awards or the per-person limits under Section 3 except as provided in Section 13, (v) modify the eligibility requirements for Participants in the Plan, or (vi) reduce the minimum Option Price and Base Price as set forth in Sections 5 and 6, respectively. Notwithstanding any other provision of the Plan to the contrary, except as provided in Section 19.8, no termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

19.2     Award Deferrals. The Administrator may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. However, any Award deferrals which the Administrator permits must comply with the provisions of Section 23 and the requirements of Section 409A of the Code.

19.3     Conditional Awards. The Administrator may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant, provided that any such grant must comply with the provisions of Section 23 and the requirements of Section 409A of the Code.

19.4     Repricing Prohibited. The terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights without stockholder approval, provided that nothing herein shall prevent the Administrator from taking any action provided for in Section 13 above.

19.5     No Employment Rights. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a director for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company or its Subsidiaries and, accordingly, subject to Section 19.1, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Administrator without giving rise to any liability on the part of the Company or its Subsidiaries.

19.6     Tax Qualification. To the extent that any provision of the Plan would prevent any
Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of the Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of the Plan.

19.7     Leave of Absence or Transfer. A transfer between the Company and any Subsidiary or between Subsidiaries or a leave of absence duly authorized by the Company shall not be deemed to be a termination of employment. Periods of time while on a duly authorized leave of absence shall be disregarded for purposes of determining whether a Participant has satisfied a Restricted Period or Performance Cycle under an Award.

19.8     Amendments to Comply with Laws, Regulations or Rules. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend the Plan, and the Administrator may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

19.9     Tolling. In the event a Participant is prevented from exercising an Option or the
Company is unable to settle an Award due to either any trading restrictions applicable to the Company’s Shares, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Administrator, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.

19.10     No Duty to Inform Regarding Exercise Rights. Neither the Company, any
Subsidiary, the Administrator nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation right may be exercised or in which an Option may be exercised.

20.     Issuance of Shares; Fractional Shares.

20.1     Form for Issuing Shares; Legends. Shares may be issued on a certificated or uncertificated basis. Shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer of such Shares.

20. 2     Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (ii) completing any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.3     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.4     Investment Representations. The Administrator may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares,

20.5     Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to the Plan. The Administrator may provide for the elimination of fractions or for the settlement thereof in cash.

21.     Limitations Period. Any person who believes he or she is being denied any benefit or right under the
Plan may file a written claim with the Administrator. Any claim must be delivered to the Administrator within forty    -five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Administrator, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Administrator in writing within ninety (90) days of the date the written claim is delivered to the Administrator shall be deemed denied. The Administrator’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Administrator and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Hartford, Connecticut.

22.     Governing Law. Except to the extent governed by applicable federal law, the validity, construction and effect of the Plan and any Award hereunder will be determined in accordance with the State of Delaware, applied without regard to conflict of law principles.

23.     Compliance with Section 409A.

23.1     In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. For avoidance of doubt, Stock Options and Stock Appreciation Rights are intended to qualify for the stock rights exemptions from Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Administrator shall have any liability to any person in the event Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his or her transferees.

23.2     Elective Deferrals. No elective deferrals or re-deferrals other than in regard to
Restricted Stock Units are permitted under the Plan, except to the extent authorized under any sub-plan established under the Plan.

23.3     Applicable Requirements. To the extent any of the Awards granted under the Plan are deemed “deferred compensation” and hence subject to Section 409A, the following rules shall apply to such Awards:

(a)      Mandatory Deferrals. If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then, except as provided under Treas. Reg. Section 1.409A-1(b)(4)(ii), on granting of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(b)      Initial Deferral Elections. For Awards of RSUs where the Administrator provides the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Section 409A and Treas. Reg. Section 1.409A-2.

(c)     Subsequent Deferral Elections. To the extent the Company or Administrator decides to permit compensation subject to Section 409A to be re-deferred pursuant to Treas. Reg. Section 1.409A-2(b), then the following conditions must be met: (i) such election will not take effect until at least 12 months after the date on which it is made; (ii) in the case of an election not related to a payment on account of disability, death or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (iii) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. Section 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(d)     Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. Section 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.

(e)     Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(f)     Acceleration of Payment. Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becoming disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. Section 1.409A-3(a)).

(g)     Payments upon a Change in Control. Notwithstanding any provision of the Plan to the contrary, to the extent an Award subject to Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in the Plan to the contrary (provided such date is permissible under Section 409A) or (iii) the Participant’s death.

(h)     Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A) shall be made on the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death.

23.4     Deferrals to Preserve Deductibility under Section 162(m). The Administrator may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO as a result of Section 162(m) in accordance with IRS regulations.
In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company, Subsidiary or both anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s and/or Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Section 162(m).
23.5     Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under the Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A, a Participant or eligible employee of a Subsidiary shall be considered employed by the Company’s controlled group (or by a member of a group of trades or businesses under common control with the Company, as applicable). Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1), then, solely for purposes of this Section 23.5, “at least 50 percent” in the definition of “Subsidiary” shall instead be “at least 20 percent”.

24.     Transferability.

24. 1     Transfer Restrictions. Except as provided in Sections 24.2 and 24.4, no Award granted under the Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of the Plan shall render such Award null and void.

24.2     Limited Transfer Rights. The Administrator may expressly provide in an Award Agreement that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a Family Member, a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Administrator. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 24.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 24.2.

24.3     Additional Restrictions on Transfer. Any Award made under the Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon exercise, vesting or settlement shall be subject to further restrictions upon transfer.

24.4     Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 24, any Award made under the Plan may be transferred as necessary to fulfill any domestic relations order as defined in Section 414(p)(1)(B) of the Code.

25.     Forfeiture and Clawback. Without limiting in any way the generality of the Administrator’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award, including any payment of Shares received upon exercise or in satisfaction of an Award under the Plan shall be subject to reduction, cancellation, forfeiture or clawback upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events shall include, but not be limited to, failure to accept the terms of the Award Agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements that may apply to the Participant, or other conduct by the Participant that the Administrator determines is detrimental to the business or reputation of the Company and its Subsidiaries, including facts and circumstances discovered after termination of service. Awards granted under the Plan shall be subject to any compensation recovery policy or minimum stock holding period requirement as may be adopted or amended by the Company from time to time.

26.     No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

27.     Effect of Disposition of Facility or Operating Unit. If the Company or any of its Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Subsidiaries then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Administrator may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 14.1 with respect to a Change in Control. If the Administrator takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and the terms and conditions of the Award Agreement and the other terms and conditions of the Plan shall control.

28.     Indemnification. Subject to requirements of applicable state law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

29.    Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Administrator to adopt such other compensation arrangements as it may deem desirable for any Participant.

30.     Miscellaneous.

30.1     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

30.2     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

30.3     Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

30.4     Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

30.5    Payment Following a Participant’s Death. Any remaining vested rights or benefits under the Plan upon a Participant’s death shall be paid or provided to the Participant’s beneficiaries or, if none exist, to his or her legal spouse or, if no such spouse survives the Participant, to the Participant’s estate.

30.6     Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

30.7     Status of Plan. With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a Participant, the Participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver the Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

30.8     Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policy and procedures, as in effect from time to time.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed in its name and behalf this __ day of ______ 2014, by its duly authorized officer, effective as of the Effective Date.

CIRCOR INTERNATIONAL, INC.

By: _____________________________________________________
[Name]

Witness:

By: _____________________________________________________
[Name]

Annual Meeting of CIRCOR International, Inc.
Wednesday, April 30, 2014
9:00 AM Central European Time
at
The offices of the Company's subsidiary,
Pibivesse Srl,
Via Bergamina 24
Nerviano (Milan), Italy, 20014

Directions to Pibiviesse From Linate Airport (outside Milan, Italy):
Take Tangenziale Ovest and follow directions to Malpensa Airport
Leave Tangenziale Ovest at exit Rho-Pero and follow Rho
Enter the motorway Milano-Laghi (A8) in Busto Arsizio
At Lainate exit follow to Nerviano
At traffic lights turn right onto Sempione
Continue straight and take left into via Villoresi
Turn right into via Cogliati and than take first left onto via Toniolo
Straight until stop sign and turn right onto via Marzorati
Turn left into via Bergamina
Pibiviesse is at the end of the street on the right
Directions to Pibiviesse From Malpensa Airport (outside Milan, Italy):
Enter the motorway Milano-Laghi (A8) in Busto Arsizio
At Lainate exit follow to Nerviano
At traffic lights turn right onto Sempione
Continue straight and take left into via Villoresi
Turn right into via Cogliati and than take first left onto via Toniolo
Straight until stop sign and turn right onto via Marzorati
Turn left into via Bergamina
Pibiviesse is at the end of the street on the right

ANNUAL MEETING OF STOCKHOLDERS OF

CIRCOR INTERNATIONAL, INC.

Wednesday, April 30, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card, Letter to Stockholders, and Annual Report on Form 10-K are available at www.proxy.circor.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230303000000000000 8 043014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two (2) Class III Directors, each to hold office for a three-year term until the Annual Meeting of Stockholders in 2017 and until such director's successor is duly elected and qualified or until his earlier resignation or removal.

☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Scott A. Buckhout
○ John (Andy) O'Donnell

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the 2013 Annual Report to Stockholders.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned's votes will be cast "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4. This proxy will be voted in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please check here if you plan to attend the meeting. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.